UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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MATERION CORPORATION

(Name of registrant as specified in its charter)

     (Name of person(s) filing proxy statement, if other than the registrant)
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Materion Corporation
6070 Parkland Boulevard
Mayfield Heights, Ohio 44124
Notice of Annual Meeting of Shareholders

The annual meeting of shareholders of Materion Corporation will be held at Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, Georgia 30337, on May 7, 2025 at 8:00 a.m. (EDT) for the following purposes:
(1)To elect nine directors, each to serve for a term of one year and until a successor is elected and qualified;
(2)To approve the Materion Corporation 2025 Equity and Incentive Compensation Plan;
(3)To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for Materion Corporation for the year 2025;
(4)To approve, by non-binding vote, named executive officer compensation; and
(5)To transact any other business that may properly come before the meeting.
Shareholders of record as of the close of business on March 12, 2025 are entitled to notice of the meeting and to vote at the meeting or any adjournment or postponement of the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to shareholders on the Internet. We believe that these rules provide you with proxy materials more quickly and reduce the environmental impact of our meeting. Accordingly, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our proxy statement and Annual Report for the year ended December 31, 2024, and to vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials on the Notice of Internet Availability of Proxy Materials.

Gregory R. Chemnitz
Secretary
March 27, 2025
Important — your proxy is enclosed.
You are requested to cooperate in assuring a quorum by voting online at www.proxyvote.com or, if you received a paper copy of the proxy materials, by filling in, signing and dating the enclosed proxy and promptly mailing it in the return envelope.

MATERION CORPORATION
6070 Parkland Boulevard
Mayfield Heights, Ohio 44124
PROXY STATEMENT
March 27, 2025
GENERAL INFORMATION
Your Board of Directors (Board) is furnishing this proxy statement to you in connection with our solicitation of proxies to be used at our annual meeting of shareholders to be held on May 7, 2025. The proxy statement and other proxy materials are being sent to shareholders on March 27, 2025.
Registered Holders. If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so by telephone, over the Internet or by mail.
By telephone. After reading the proxy materials, you may call the toll-free number, 1-800-690-6903, using a touch-tone telephone. You will be prompted to enter your control number, which is a 16-digit number located in a box on your proxy card that you can also receive in the mail, if requested, then follow the simple instructions that will be given to you to record your vote.
Over the Internet. After reading the proxy materials, you may vote and submit your proxy online at www.proxyvote.com. Even if you request and receive a paper copy of the proxy materials, you may vote online by going to www.proxyvote.com and entering your control number, which is a 16-digit number located in a box on your proxy card that you can also receive in the mail, if requested, then follow the simple instructions that will be given to you to record your vote.
By mail. After reading the proxy materials, you may mark, sign and date your proxy card and return it in the enclosed prepaid and addressed envelope.
The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly. Without affecting any vote previously taken, you may revoke your proxy by delivery to us of a new, later dated proxy with respect to the same shares, or giving written notice to us before or at the annual meeting. Your presence at the annual meeting will not, in and of itself, revoke your proxy.
Participants in the Materion Corporation Retirement Savings Plan. If you participate in the Retirement Savings Plan, the independent trustee for the plan, Fidelity Management Trust Company, will vote your plan shares according to your voting directions. You may give your voting directions to the plan trustee in any one of the three ways set forth above. If you do not return your proxy card or do not vote over the Internet or by telephone, the trustee will not vote your plan shares. Each participant who gives the trustee voting directions acts as a named fiduciary for the applicable plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Nominee Shares. If your shares are held by a bank, broker, trustee or some other nominee, that entity will give you separate voting instructions.
In addition to the solicitation of proxies by mail, we may solicit the return of proxies in person, by telephone, facsimile or e-mail. We will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares and will reimburse them for their expenses. We will bear the cost of the solicitation of proxies.
Voting. At the close of business on March 12, 2025, the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting, there were 20,814,258 shares of common stock outstanding and entitled to vote at the meeting. Each outstanding share of common stock entitles its holder to one vote on each matter brought before the meeting.
With respect to Proposal 1, the nominees receiving the greatest number of votes for their election will be elected as directors of Materion Corporation, subject to the Company's Majority Voting Policy (described below). The approval of each of Proposals 2, 3 and 4 requires the affirmative vote of a majority of the votes cast, whether in person or by proxy, on such proposals at the annual meeting.
Abstentions and Broker Non-votes. At the annual meeting, the inspectors of election appointed for the meeting will tabulate the results of shareholder voting. Under Ohio law and our Code of Regulations, properly signed proxies that are marked “abstain” or are held in “street name” by brokers and not voted on one or more of the items (but otherwise voted on at least one item) before the meeting will be counted for purposes of determining whether a quorum has been achieved at the annual meeting.
If you do not provide directions to your broker, your broker or other nominee will not be able to vote your shares with respect to the election of directors (Proposal 1), the approval of the Materion Corporation 2025 Equity and Incentive Compensation Plan (Proposal 2) or the non-binding vote to approve named executive officer compensation (Proposal 4).
Abstentions and broker non-votes will not affect the vote on the election of directors.
An abstention or broker non-vote with respect to the approval of the Materion Corporation 2025 Equity and Incentive Compensation Plan (Proposal 2) or the non-binding vote to approve named executive officer compensation (Proposal 4) will have no effect on the proposal as the abstention or broker non-vote will not be counted in determining the number of votes cast.
Because the vote to ratify the appointment of Ernst & Young LLP (Proposal 3) is considered to be routine, your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions. An abstention will have no effect on this proposal as the abstention will not be counted in determining the number of votes cast.
*        *        *
We know of no other matters that will be presented at the meeting; however, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.
If you sign, date and return your proxy card but do not specify how you want to vote your shares, your shares will be voted as recommended by the Board as indicated on the proxy card.

PROPOSAL ONE: ELECTION OF DIRECTORS
Our Articles of Incorporation and Code of Regulations establish the number of directors at no fewer than nine and no more than 18. There are currently nine directors on the Board. At the 2025 Annual Meeting, the shareholders will consider the election of nine directors, each to serve a one-year term. Each of the nominees for election is a current Director.
Nominees for Director
Vinod M. Khilnani
Age: 72
Director Since: 2009

Mr. Khilnani was appointed our Non-Executive Chairman of the Board in January 2018. Now retired, Mr. Khilnani was the Executive Chairman of CTS Corporation (electronic components and accessories). Mr. Khilnani became Executive Chairman of CTS Corporation in January 2013 and served in that capacity until May 2013. He had served as Chairman, President and Chief Executive Officer of CTS from 2007 until 2013. Prior to that time, he served as Senior Vice President and Chief Financial Officer of CTS since 2001. Mr. Khilnani was appointed to the Board of Gibraltar Industries in October 2014 and to the Board of ESCO Technologies Inc. in August 2014. Mr. Khilnani also served on the Board of Directors of 1st Source Corporation since 2013 until his retirement from that Board in 2023. As the former Executive Chairman and Chief Executive Officer and President of CTS (and its former Chief Financial Officer), Mr. Khilnani offers a wealth of management experience and business knowledge regarding operational, financial and corporate governance issues, as well as extensive international experience with global operations.
Emily M. Liggett
Age: 69
Director Since: 2020
Ms. Liggett has served as the Chief Executive Officer of Liggett Advisors (business strategy and execution consulting) since 2017. Prior to that, Ms. Liggett served as President and Chief Executive Officer of NovaTorque, Inc. (manufacturer of high-efficiency electric motor systems) from 2009 until 2016, when it was acquired by Regal Beloit; Apexon, Inc. (provider of supply chain optimization software solutions for global manufacturers) from 2004 until 2007; and Capstone Turbine Corporation (provider of microturbine systems for clean, continuous distributed energy generation) from 2002 until 2003. Prior to Capstone Turbine, Ms. Liggett served in various management and executive roles at Raychem Corporation (manufacturer of materials, electronics, telecom and energy products acquired by Tyco International in 1999) from 1984 until 2001, including as Corporate Vice President of Raychem and Managing Director of Tyco Ventures. Ms. Liggett has served on the Board of Directors of Ultra Clean Holdings, Inc. since 2014 and previously served on the Boards of Directors of Kaiser Aluminum Corporation from 2018 until 2022 and MTS Systems Corporation from 2010 until 2016. She also served on the Purdue University School of Engineering Advisory Board from 2000 until 2018. Ms. Liggett's expertise in strategy, operations, product development, sales, marketing and business development gained from her chief executive officer, management and public company board experience in a variety of international industrial companies provides our Board of Directors with valuable insights.
Robert J. Phillippy
Age: 64
Director Since: 2018
Mr. Phillippy is an independent consultant, advising technology companies on a range of strategic, operational and organizational issues. From September 2007 until April 2016, he was the President, Chief Executive Officer and a director of Newport Corporation (lasers, optics and photonics technologies). Mr. Phillippy joined Newport in 1996 and served in various executive management positions prior to his appointment as Chief Executive Officer in 2007. In April 2016, Newport was acquired by MKS Instruments (instruments, components, subsystems, and process control solutions for advanced manufacturing applications), and from July 2016 until May 2018, Mr. Phillippy served on the board of directors of MKS Instruments. From April 2016 to September 2016, he also served as Executive Advisor to MKS Instruments. Mr. Phillippy has also served as a director of ESCO Technologies Inc. since May 2014 and as a director of Kimball Electronics since November 2018. Mr. Phillippy's deep understanding of technology-related industries, extensive experience as the former Chief Executive Officer of a global technology company and significant knowledge of matters impactful to public company boards makes him a valuable contributor to the Board of Directors.
Patrick Prevost
Age: 69
Director Since: 2019
Mr. Prevost served as the President and Chief Executive Officer of Cabot Corporation (global specialty chemical and performance materials company) from January 2008 until his retirement in March 2016. Prior to Cabot, Mr. Prevost served as President, Performance Chemicals at BASF AG (international chemical company) from October 2005 to December 2007. Prior to that, he was responsible for BASF Corporation’s Chemicals and Plastics business in North America. Mr. Prevost previously held senior management positions with increasing responsibility at BP Plc from 1999 to 2003 and Amoco Chemicals from 1983 until 1999. Mr. Prevost previously served on the Board of Directors of Southwestern Energy Company, Cabot Corporation and General Cable Corporation. Mr. Prevost also previously served as trustee of the New England Conservatory and the French Cultural Center of Boston. Mr. Prevost brings to our Board of Directors substantial leadership experience in a variety of complex international businesses, a chemical engineering background with broad experience in material science and chemistry, which are important to our business, extensive experience involving acquisitions and strategic alliances and deep knowledge of international business, strategic planning, manufacturing and financial matters.
N. Mohan Reddy, Ph.D.
Age: 71
Director Since: 2000
Dr. Reddy is B. Charles Ames, Professor of Management at Case Western Reserve University. Dr. Reddy was appointed B. Charles Ames, Professor of Management in February 2014. Prior to that, he had served as the Albert J. Weatherhead III Professor of Management from 2007 until 2012 and as the Dean of the Weatherhead School of Management, Case Western Reserve University from 2006 until 2012. Dr. Reddy had been Associate Professor of Marketing since 1991 and Keithley Professor of Technology Management from 1996 to 2006 at the Weatherhead School of Management, Case Western Reserve University. Dr. Reddy had served on the Board of Directors of Keithley Instruments, Inc. from 2001 until December 2010, when Keithley Instruments was purchased by Danaher Corporation. Dr. Reddy had also served on the Board of Directors of Lubrizol Corporation from February 2011 until October 2011, when Lubrizol was purchased by Berkshire Hathaway Inc . Dr. Reddy also serves as a consultant to firms in the electronics and semiconductor industries, primarily in the areas of product and market development. Dr. Reddy’s knowledge of industrial marketing, technology development and extensive global knowledge in the electronics and semiconductor industries provides valuable insight to our Board of Directors.

Craig S. Shular
Age: 72
Director Since: 2008
Mr. Shular is Co-Founder of Global Graphite Group LLC (advanced materials company specializing in graphite products), which he co-founded in November 2017. Mr. Shular is the former Executive Chairman of the Board of GrafTech International Ltd. (electrical industrial apparatus). Mr. Shular was elected Chairman of the Board of GrafTech in 2007 and served in that capacity until December 2014. He had been a director of GrafTech from January 2003 until May 2014. Mr. Shular served as Chief Executive Officer of GrafTech from 2003 and as President from 2002 until he retired from both positions in January 2014. From 2001 until 2002, he served as Executive Vice President of GrafTech’s largest business, Graphite Electrodes. Mr. Shular joined GrafTech as its Vice President and Chief Financial Officer in 1999 and assumed the additional duties of Executive Vice President, Electrode Sales and Marketing in 2000 until 2001. As the former Chairman, Chief Executive Officer and President and former Chief Financial Officer of GrafTech, Mr. Shular brings a breadth of financial and operational management experience and provides our Board of Directors with a perspective of someone familiar with all facets of a global enterprise.
Darlene J. S. Solomon, Ph.D.
Age: 66
Director Since: 2011
Dr. Solomon served as Senior Vice President and Chief Technology Officer of Agilent Technologies, Inc. (life sciences, diagnostics and applied chemical markets) from 2006 until she retired from that position in July 2023. In addition to her leadership in organic research and development she is expert in open innovation, having developed and led Agilent’s industry-leading, enterprise-wide academic collaboration and corporate venture programs. Prior to 2006, she served as Vice President and Director of Agilent Laboratories, Agilent's centralized advanced research organization. Dr. Solomon has served on the Board of Directors of Novanta Inc. since 2022 and she joined the board of Masimo Corporation in 2024. She is a member of the National Academy of Engineering and serves on multiple industry, academic and government advisory boards focused on science, technology, and innovation. As a global senior technology business executive with deep experience in corporate governance, transformation, and high-tech industry, she brings valuable perspective in strategy, innovation, and digital leadership in support of profitable core and adjacent business growth. Additionally, with extensive knowledge and experience in materials measurement and leading innovation in a diversified global technology enterprise, Dr. Solomon brings to our Board of Directors valuable insight on research and development and other operational issues faced by companies focused on innovations in technology.
Robert B. Toth
Age: 64
Director Since: 2013
Mr. Toth was a Managing Director of CCMP Capital Advisors, LLC (global private equity investment firm) from 2016 to 2019. Mr. Toth also served as President, Chief Executive Officer and Director of Polypore International, Inc. (high technology filtration products) from 2005 until 2015 and as Chairman of the Board from 2011 until 2015. Prior to Polypore, Mr. Toth served as President, Chief Executive Officer, and Director of CP Kelco ApS. Mr. Toth also spent 19 years at Monsanto Company, and its spin-off company, Solutia Inc., where he held a variety of executive and managerial roles. Mr. Toth serves on the Board of Directors of SPX Technologies. He also served on the Board of Directors of PQ Corporation and Hayward Industries, Inc. Mr. Toth currently acts as an advisor for several private equity firms. With extensive experience in leading corporations in the manufacturing and specialty materials sector, including his knowledge and skills in senior management, finance and operations, Mr. Toth brings to our Board of Directors significant insight into the strategic and operational issues facing companies in the advanced materials industry.

Jugal K. Vijayvargiya
Age: 57
Director Since: 2017
Mr. Vijayvargiya is President and Chief Executive Officer and member of the Board of Materion Corporation. He joined Materion as President and Chief Executive Officer in March 2017. Prior to joining Materion, Mr. Vijayvargiya had an extensive 26-year international career with Delphi Automotive PLC (leading global technology solutions provider to the automotive and transportation sectors). He most recently led Delphi's Automotive Electronics and Safety segment, a $3 billion global business based in Germany. In this role, Mr. Vijayvargiya served as an officer of Delphi and a member of its Executive Committee. Previously, he attained progressively responsible positions in Europe and North America in product and manufacturing engineering, sales, product line management, acquisition integration and general management. Mr. Vijayvargiya has served as a member of the Board of Directors of Sensata Technologies Holding PLC since June 2023. Mr. Vijayvargiya’s broad and diverse experience at Delphi and as Chief Executive Officer of Materion provides significant value to our Board of Directors.

BOARD OF DIRECTORS SKILL MATRIX

Our Board is comprised of members with varied experiences and backgrounds, which we believe enables thoughtful decision making. The skills matrix below provides an overview of the levels of experience that each of our Board members has in areas that impact our business. Each mark * indicates an experiential strength that was self-selected by each director.
Your Board of Directors unanimously recommends a vote for each of Vinod M. Khilnani, Emily M. Liggett, Robert J. Phillippy, Patrick Prevost, N. Mohan Reddy, Ph.D., Craig S. Shular, Darlene J. S. Solomon, Ph.D., Robert B. Toth, and Jugal K. Vijayvargiya.

Knowledge, Skills and Experience	KHILNANI	PHILLIPPY	REDDY	SHULAR	SOLOMON	TOTH	LIGGETT	PREVOST	VIJAYVARGIYA
Public Company Management Familiarity with management of a U.S. publicly held company	*	*	*	*	*	*	*	*	*
Financial Knowledge of financial accounting, reporting and internal controls	*	*	*	*		*	*	*	*
Manufacturing / Operations Knowledge of manufacturing of goods and the administration of business operation practices to create efficiency	*	*	*	*	*	*	*	*	*
Global Business Familiarity with the trade of goods, services, technology and capital across national borders on a global scale	*	*	*	*	*	*	*	*	*
Mergers & Acquisitions Familiarity with driving business transformation through M&A, strategic alliances, investments and partnerships	*	*		*	*	*	*	*	*
Strategy / Corporate Development Ability to plan, take action and set goals to optimally deliver, launch, market and distribute existing and new business	*	*	*	*	*	*	*	*	*
Industry, Technology & Product Knowledge Understanding of markets and industries we serve, including our products, technologies, customers, competitors and trends	*	*	*	*	*	*	*	*	*
Sustainability / ESG Management Experience in environmental, social and governance (ESG) matters and management of ESG risks and opportunities	*		*	*	*	*	*	*	*

If any of these nominees becomes unavailable, it is intended that the proxies will be voted as the Board of Directors determines. We have no reason to believe that any of the nominees will be unavailable. The nominees receiving the greatest number of votes for their election will be elected as directors of Materion Corporation. However, our Board of Directors has adopted a Majority Voting Policy whereby, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is expected to tender his or her resignation following certification of the shareholder vote, subject to a 90-day review process by our Nominating, Governance, and Corporate Responsibility Committee and Board of Directors to consider whether the tendered resignation should be accepted. An abstention or broker non-vote is not treated as a vote “withheld” under our Majority Voting Policy. For additional details on the Majority Voting Policy, see page 9 of this proxy statement.

CORPORATE GOVERNANCE; CORPORATE RESPONSIBILITY

Materion is committed to strong corporate governance, as evidenced by the following practices.

Board Independence	✓ 8 of 9 Director nominees are independent ✓ Independent Chair of the Board
Director Elections
✓ All standing committee members are independent
✓ Declassified Board with annual Board election
✓ Director elections are subject to our Majority Voting Policy, which requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board

Board Practices
✓ Stock ownership requirements for nonemployee Directors (4x cash retainer)
✓ At each Board meeting, the independent Directors have the opportunity to conduct an executive session
✓ Annual Board, committee and Director evaluation

Shareholder Rights	✓ Limitations on adoption of shareholder rights plan ✓ Opted out of Ohio Control Shareholder Act
Other Best Practices
✓ Annual advisory vote on our named executive officer compensation
✓ 5 of 9 Directors are ethnically or gender diverse
✓ Code of Conduct Policy for Directors, officers and employees
✓ 2 Audit Committee financial experts
✓ Audit and Risk Committee receives at least quarterly reports on information technology and cyber risk profile, enterprise cyber program and key enterprise cyber initiatives and annually reviews and recommends our information security policy and information security program to Board for approval
✓ Nominating, Governance and Corporate Responsibility Committee provides oversight for strategies regarding key environmental (including climate change), health and safety, sustainability and social responsibility matters.

We have adopted a Policy Statement on Significant Corporate Governance Issues and a Code of Conduct Policy in compliance with the New York Stock Exchange (NYSE) and Securities and Exchange Commission (SEC) requirements. These materials, along with the charters of the Audit and Risk, Compensation and Human Capital, and Nominating, Governance, and Corporate Responsibility Committees of our Board, which also comply with applicable requirements, are available on our website at https://materion.com, or upon request by any shareholder to: Secretary, Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124. We also make our reports on Forms 10-K, 10-Q and 8-K available on our website, free of charge, as soon as reasonably practicable after these reports are filed with the SEC. Any amendments or waivers to our Code of Conduct Policy, Committee Charters and Policy Statement on Significant Corporate Governance Issues will also be made available on our website. The information on our website is not incorporated by reference into this proxy statement or any of our periodic reports.

Director Independence
The NYSE listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the Company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, or its subsidiaries or affiliates. Our Board has adopted the following standards, which are identical to those of the NYSE listing standards, to assist in its determination of director independence. A director will be determined not to be independent under the following circumstances:
•the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;
•the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
•the director (a) is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) has an immediate family member who is a current partner of such a firm; (c) has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (d) was or has an immediate family member who was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;
•the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on that company’s compensation committee; or
•the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company’s consolidated gross revenues.
Additionally, for purposes of determining whether a director has a material relationship with the Company apart from his or her service as a director, our Board has deemed the following relationships as categorically immaterial:
•the director, or an immediate family member, is a current employee, director or trustee of a tax-exempt organization and the Company’s contributions to the organization (excluding Company matching of employee contributions) in any fiscal year are less than $120,000; or
•the director is a director of a company that has made payments to, or received payments or deposits from, the Company for property, goods or services in the ordinary course of business in an amount which, in any fiscal year, is less than the greater of $1,000,000, or two percent of such other company’s consolidated gross revenues.
Our Board has affirmatively determined that each of our current directors, other than Mr. Vijayvargiya, is “independent” within the meaning of that term as defined in the NYSE listing standards and a “non-employee director” within the meaning of that term as defined in Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934 (Exchange Act).
Charitable Contributions
Within the preceding three years, we have not made a contribution to any charitable organization in which any of our directors serves as a director, trustee, or executive officer.
Non-management Directors and Non-Executive Chairman
Our Policy Statement on Significant Corporate Governance Issues provides that the non-management members of the Board will meet during each regularly scheduled meeting of the Board of Directors in executive session. Additional executive sessions may be scheduled by the Non-Executive Chairman or other non-management directors. The Non-Executive Chairman will chair these sessions. Mr. Khilnani was appointed our Non-Executive Chairman in January 2018.
The non-management directors have access to our management as they deem necessary or appropriate. In addition, the Chair of each of the Audit and Risk Committee, Nominating, Governance, and Corporate Responsibility Committee and Compensation and Human Capital Committee meets periodically with members of senior management.

In addition to the other duties of a director under our Policy Statement on Significant Corporate Governance Issues, the Non-Executive Chairman, in collaboration with the other independent directors, is responsible for coordinating the activities of the independent directors and in that role will:
•chair the executive sessions of the independent directors at each regularly scheduled meeting;
•determine the timing and structuring of Board meetings;
•establish the agenda for Board meetings, including allocation of time as well as subject matter;
•determine the quality, quantity and timeliness of the flow of information from management to the Board;
•serve as the independent point of contact for shareholders wishing to communicate with the Board other than through management;
•interview all Board candidates and provide the Nominating, Governance, and Corporate Responsibility Committee with recommendations on each candidate;
•maintain close contact with the Chairman of each standing committee and assist in ensuring communications between each committee and the Board;
•lead the Chief Executive Officer annual evaluation process; and
•be the ombudsman for the Chief Executive Officer to provide two-way communication with the Board.
Board Communications
Shareholders or other interested parties may communicate with the Board as a whole, the non-executive chairman or the non-management directors as a group, by forwarding relevant information in writing to: Non-Executive Chairman, c/o Secretary, Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124. Any other communication to individual directors or committees of the Board of Directors may be similarly addressed to the appropriate recipients, c/o Secretary, Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124.
Board Leadership
The Board does not have a policy as to whether the role of Chief Executive Officer and Chairman of the Board should be separate or combined, or whether the Chairman should be a management or non-management director. Currently, the roles of Chairman of the Board and Chief Executive Officer are split, though in the past these roles have been combined. Mr. Khilnani was appointed Non-Executive Chairman of the Board effective January 2018, eliminating the need for a Lead Director. During 2024, Mr. Vijayvargiya was the only member of our Board who was not independent.
Unless the Chairman of the Board is an independent director, a Lead Director would be elected solely by the independent members of our Board of Directors. The Lead Director works with the Chairman of the Board and other Board members to provide strong, independent oversight of the Company’s management and affairs as described above under "Non-management Directors and Non-Executive Chairman".
Risk Oversight
Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.
While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit and Risk Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. The Audit and Risk Committee also focuses on risks relating to precious metal inventory, precious metal security and cybersecurity.
As part of its program of regular oversight, the Audit and Risk Committee is responsible for overseeing cyber risk, information security, and information technology risk, including management’s actions to identify, assess, mitigate, and remediate material cyber issues and risks. The Audit and Risk Committee receives at least quarterly reports from the Chief Information Officer on the Company’s information technology and cyber risk profile, enterprise cyber program, key enterprise cyber initiatives, and significant updates on external audits of our information security program. In 2024, the full Board attended one of the Audit and Risk Committee meetings at which information technology and cyber risk were discussed. Additionally, at least annually, the full Board attends a cybersecurity training session from external experts and reviews and discusses the Company’s technology strategy with the Chief Information Officer and approves the Company’s technology strategic plan.
In addition, management provides a risk management report, including a financial risk assessment and enterprise risk management update and information technology contingency plan, to the Audit and Risk Committee. In setting compensation, the Compensation and Human Capital Committee strives to create incentives that encourage a level of risk-taking consistent with the Company’s business strategy. Finally, the Company’s Nominating, Governance, and Corporate Responsibility Committee conducts an annual assessment of the Board in accordance with corporate governance and risk management best practices and additionally oversees the Company's risk with respect to climate change. The Company believes that the Board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing the Company.
Audit and Risk Committee
The Audit and Risk Committee held six meetings in 2024. The full Board attended two of the six Committee meetings in 2024. The Committee membership consists of Mr. Phillippy, as Chairman, Ms. Liggett, Mr. Toth and Dr. Reddy. Under the Committee charter, the Committee’s principal functions include assisting our Board in fulfilling its oversight responsibilities with respect to:
•the integrity of our financial statements and our financial reporting process;
•compliance with ethics policies and legal and other regulatory requirements;
•our independent registered public accounting firm’s qualifications and independence;
•our systems of internal accounting and financial controls;
•the performance of our independent registered public accounting firm and of our internal audit functions;
•assisting the Board in fulfilling its oversight responsibilities with respect to financial risk, including internal controls, as well as risks relating to precious metal security and cybersecurity; and
•other matters as deemed appropriate, including our Code of Conduct Policy and our risk management practices and policies.
No member of the Committee serves on the audit committee of three or more public companies in addition to ours unless the Board determines that such services would not impair the member's ability to serve on the Committee. The Committee also prepared the Committee report included under the heading “Audit Committee Report” in this proxy statement.
Audit and Risk Committee Expert, Financial Literacy and Independence
Our Board has determined that Messrs. Phillippy and Toth are "audit committee" financial experts, as defined by the SEC. Each member of the Audit and Risk Committee is financially literate and satisfies the independence requirements as set forth in the NYSE listing standards.
Compensation and Human Capital Committee
The Compensation and Human Capital Committee held five meetings in 2024. The Committee membership consists of Mr. Shular, as Chairman, Dr. Solomon, and Messrs. Khilnani and Prevost. Each member of the Committee has been determined by the Board to be independent in accordance with NYSE listing standards. The Committee may, at its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee, provided that such subcommittee has a published charter in accordance with NYSE rules. The Committee’s principal functions include:
•reviewing and approving executive compensation, including severance payments;
•overseeing and recommending equity and non-equity incentive plans;
•overseeing regulatory compliance with respect to compensation matters;
•advising on senior management compensation; and
•reviewing and discussing the Compensation Discussion and Analysis (CD&A) and Compensation Committee Report.
For additional information regarding the operation of the Committee, see the “Compensation Discussion and Analysis” in this proxy statement.
Nominating, Governance, and Corporate Responsibility Committee
The Nominating, Governance, and Corporate Responsibility Committee held five meetings in 2024. The Committee membership consists of Mr. Khilnani, as Chairman, Ms. Liggett, Messrs. Phillippy, Prevost, Shular, and Toth and

Drs. Reddy and Solomon. All of the members are independent in accordance with the NYSE listing requirements. The Committee’s principal functions include:
•evaluating candidates for Board membership, including any nominations of qualified candidates submitted in writing by shareholders to our Secretary;
•making recommendations to the full Board regarding director compensation;
•making recommendations to the full Board regarding governance matters;
•overseeing Company strategies regarding key environmental (including the impact of climate change), health and safety, sustainability and social responsibility matters;
•overseeing the evaluation of the Board and management of the Company;
•evaluating potential successors to the Chief Executive Officer for recommendation to the Board and assisting in management succession planning; and
•reviewing related party transactions.
As noted above, the Committee is involved in determining compensation for our directors. The Committee administers our equity incentive plans with respect to our directors, including approval of grants of stock options and other equity or equity-based awards, and makes recommendations to the Board with respect to incentive compensation plans and equity-based plans for directors. The Committee periodically reviews director compensation in relation to comparable companies and other relevant factors. Any change in director compensation must be approved by the Board. No executive officer other than the Chief Executive Officer in his capacity as director participates in setting director compensation. From time to time, the Committee or the Board may engage the services of a compensation consultant to provide information regarding director compensation at comparable companies.
Annual Board Self-assessments
The Board has instituted annual self-assessments of the Board, as well as of the Audit and Risk Committee, the Compensation and Human Capital Committee and the Nominating, Governance, and Corporate Responsibility Committee, to assist in determining whether the Board and its committees are functioning effectively. Annually, each of the members of the Board completes a detailed survey regarding the Board and its committees that provides for quantitative ratings in key areas and seeks subjective comments. The results of the survey are compiled and discussed at the Board level and in each committee. Any matters requiring follow-up are identified by the Nominating, Governance, and Corporate Responsibility Committee, which is responsible for any action items. Each of the committees also reviews its charter on an annual basis for any changes.
Additionally, in 2024, the Non-Executive Chairman conducted interviews with each of the members of the Board regarding confidential evaluations of the other directors. The Non-Executive Chairman generally discussed the results with the other members of the Board and used the results of the evaluation as part of the process the Nominating, Governance, and Corporate Responsibility Committee undertakes in determining whether to recommend that those directors be nominated for re-election.
Nomination of Director Candidates
The Nominating, Governance, and Corporate Responsibility Committee will consider candidates recommended by shareholders for nomination as directors of Materion Corporation. Any shareholder desiring to submit a candidate for consideration by the Committee should send the name of the proposed candidate, together with biographical data and background information concerning the candidate, to the Nominating, Governance, and Corporate Responsibility Committee, c/o Secretary, Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124.
In recommending candidates to the Board for nomination as directors, the Committee’s charter requires it to consider such factors as it deems appropriate, consistent with our Policy Statement on Significant Corporate Governance Issues. These factors are as follows:
•broad-based business, governmental, non-profit, or professional skills and experiences that indicate whether the candidate will be able to make a significant and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing the Company;
•exhibited behavior that indicates he or she is committed to the highest ethical standards and the values of the Company;
•special skills, expertise and background that add to and complement the range of skills, expertise and background of the existing directors;
•whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all our shareholders and other stakeholders in reaching decisions;
•a global business and social perspective, personal integrity and sound judgment; and

•time available to devote to Board activities and to enhance their knowledge of the Company.

As part of the analysis of the foregoing factors, the Committee considers whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin.

The Committee’s evaluation of candidates recommended by shareholders does not differ materially from its evaluation of candidates recommended from other sources.
The Committee utilizes a variety of methods for identifying and evaluating director candidates. The Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current Board members, professional search firms, shareholders or other persons. Additionally, from time to time, the Committee has used the services of an executive search firm to help identify potential director candidates who possess the characteristics described above. In such instance, the search firm has prepared a biography of each candidate, conducted reference checks and screened candidates.
A shareholder of record entitled to vote in an election of directors who timely complies with the procedures set forth in our code of regulations and with all applicable requirements of the Exchange Act and the rules and regulations thereunder, may also directly nominate individuals for election as directors at a shareholders’ meeting. Copies of our code of regulations are available by a request addressed to Materion Corporation, c/o Secretary, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124.
To be timely, notice of a shareholder nomination for an annual meeting must be received at our principal executive offices not fewer than 60 nor more than 90 days prior to the date of the annual meeting. However, if the date of the meeting is more than one week before or after the first anniversary of the previous year’s meeting and we do not give notice of the meeting at least 75 days in advance, nominations must be received within ten days from the date of our notice.
Majority Voting Policy
Our Board adopted a Majority Voting Policy whereby, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” election, which we refer to as a Majority Withheld Vote, is expected to tender his or her resignation following certification of the shareholder vote. In such an event, the Nominating, Governance, and Corporate Responsibility Committee will consider the tendered resignation and make a recommendation to the Board. The Board will act on the Committee’s recommendation within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation pursuant to this policy will not participate in the Committee’s recommendation or Board’s action regarding whether to accept or reject the tendered resignation.
However, if each member of the Committee received a Majority Withheld Vote in the same election, then the Board would appoint a committee comprised solely of independent directors who did not receive a Majority Withheld Vote at that election to consider each tendered resignation offer and recommend to the Board of Directors whether to accept or reject each resignation. Further, if all of the director nominees received a Majority Withheld Vote in the same election, the Board would appoint a committee comprised solely of independent directors to consider each tendered resignation offer and recommend to the Board of Directors whether to accept or reject each resignation.
Director Attendance
Our Board held five meetings in 2024. All of the current directors who were directors in 2024 attended at least 75% of the Board and assigned committee meetings during the period each individual served as a director during 2024. Our policy is that directors are expected to attend all meetings, including the annual meeting of shareholders. All of our directors attended last year’s annual meeting of shareholders.
Corporate Responsibility
For more than 90 years, Materion has helped our customers meet their greatest science and technology challenges. Our ability to deliver on our mission is rooted, in part, in our strong corporate responsibility practices towards our customers, our employees, and our operations and communities. We are committed to ensuring that our organization’s governance and operations are fully aligned with environmentally and socially responsible practices. Our corporate responsibility is structured around three focus areas:

Our Commitment - From our leadership team to the Board of Directors, strong governance, ethical operations and upholding compliance standards are vital to our organization's continued advancement.

Our People – Materion’s values and corporate culture define who we are, how we act, and what we believe is our responsibility to conducting business. And our diverse employee base, that embodies our culture, is the driving force behind our success.

Our Operations and Communities – Materion consistently strives to integrate a variety of sustainability-based initiatives in our own operations and in the communities where we operate, from more efficient use of energy and materials to educating our employees on how to better serve as stewards of the planet. We also require our business partners and suppliers to abide by the same responsible business standards and principles.

In 2024, our oversight and implementation of our corporate responsibility practices benefited from the following:

•Oversight by the Nominating, Governance and Corporate Responsibility (NGCR) Committee: In 2024, in addition to corporate governance, our NGCR Committee continued to exercise its oversight of environmental, sustainability and social responsibility matters significant to the Company. The NGCR Committee oversees and periodically reviews the Company’s strategies regarding key environmental (including climate change), health and safety, sustainability and social responsibility matters. NGCR Committee membership currently includes all of our independent directors, ensuring an integrated and aligned oversight approach to corporate responsibility. The NGCR Committee held five meetings in 2024 and the Company’s environmental and social responsibility initiatives and related matters, including but not limited to, matters relating to climate change, were discussed at three of those meetings.

•Executive oversight: Executive oversight of environmental and social matters is conducted by management through our steering committee, which is composed of leaders from multiple functions including operations, legal, human resources, finance, and purchasing. In addition, environmental and social matters are integrated into our risk oversight and enterprise-wide risk management approach. In support of these broad-based efforts, in 2021 Materion appointed a dedicated leadership position to support ongoing and new environmental and social responsibility activities and strategic initiatives globally, including, but not limited to, matters relating to climate change. In early 2022, we further appointed a global sustainability operations manager to support identification and deployment of best-in-class sustainability-focused operational programs, systems and processes across Materion operations globally.

•Diversity & Inclusion: We have an employee Diversity & Inclusion Council, established in 2020, that continues to oversee the progression of various initiatives in support of improving the maturity of our enterprise-wide inclusion practices. Some of these initiatives include the continued operation of Employee Resource Groups, supporting inclusive hiring practices, and the establishment of baseline metrics against which we measure ourselves.

Good corporate citizenship and our commitment to strong environmental and social responsibility practices for our people, our operations and our communities are important elements of our vision, mission and values at Materion. We conduct our business activities in accordance with these values. Additionally, the core of our business ethics is “doing the right thing.” This fundamental principle is what drives Materion to be a socially responsible business that meets the highest standards of ethics and professionalism. We strive to:

• Maintain the highest standards of health, safety and security;
• Produce materials that enable technologies to provide a safer and more sustainable environment;
• Design, manufacture and distribute products in a safe and environmentally responsible manner;
• Respect and protect human rights wherever we operate;
• Embrace a set of values where we partner in the betterment of our communities; and
•Promote fair dealing and respect towards our customers, shareholders, employees, business partners and communities.

For more information about our corporate responsibility program, please see https://materion.com/about/environmental-social-and-governance. The information on our website is not incorporated by reference into this proxy statement.

2024 Compensation of Non-Employee Directors
Total compensation of our non-employee directors for the year ended December 31, 2024 was as follows:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Vinod M. Khilnani	172,500	133,078	305,578
Emily M. Liggett	85,000	133,078	218,078
Robert J. Phillippy	100,000	133,078	233,078
Patrick Prevost(2)	82,500	133,078	215,578
N. Mohan Reddy	85,000	133,078	218,078
Craig S. Shular(2)	92,500	133,078	225,578
Darlene J. S. Solomon	82,500	133,078	215,578
Robert B. Toth	85,000	133,078	218,078
(1) The amounts in this column reflect the grant date fair value of time-based restricted stock unit (RSU) awards as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718.
(2) Mr. Prevost and Mr. Shular elected to defer 100% of their compensation in the form of deferred stock units, as described below under Deferred Compensation.

The following table presents the RSU awards granted to non-employee directors in 2024. Awards were made on May 10, 2024 and valued based on that day's closing price of $115.72. These awards in general will vest on May 10, 2025, if the individual remains as a director until that date. As of December 31, 2024, no other stock or option awards were outstanding for our non-employee directors.

Name	Restricted Stock Units
Vinod M. Khilnani	1,150
Emily M. Liggett	1,150
Robert J. Phillippy	1,150
Patrick Prevost	1,150
N. Mohan Reddy	1,150
Craig S. Shular	1,150
Darlene J. S. Solomon	1,150
Robert B. Toth	1,150

Annual Retainer Fees
In 2024, non-employee directors received an annual retainer fee in the amount of $70,000. Non-employee directors also received the following additional annual retainers: member of Compensation and Human Capital Committee, $7,500 ($17,500 for Chairmen, Mr. Shular); member of Audit and Risk Committee, $10,000 ($25,000 for Chairmen, Mr. Phillippy); member of Nominating, Governance, and Corporate Responsibility Committee, $5,000 ($10,000 for Chairman, Mr. Khilnani); and Chairman of the Board, $85,000 (Mr. Khilnani).
Equity Compensation
Under the 2006 Non-Employee Director Equity Plan (Director Equity Plan), non-employee directors who continued to serve as directors following the 2024 annual meeting of shareholders received $130,000 worth of RSUs (subject to rounding) that will generally be paid out in common stock at the end of a one-year restriction period. These RSUs were granted on the day following the annual meeting. The number of RSUs granted is equal to $130,000 divided by the closing price of our common stock on the day of the annual meeting (subject to rounding).
In the event a new director is elected or appointed, common stock may be granted, at the Board's discretion, usually on the first business day following the election or appointment to the Board of Directors. This grant of common stock has typically been equal to $100,000 divided by the closing price of our common stock on the day the director is elected or appointed to the Board of Directors. The grant is expected to be prorated by multiplying such number of shares of common stock by a fraction (in no case greater than one), (1) the numerator of which is one plus the number of full quarters remaining in the calendar year in which such election or appointment occurs after the date such election or appointment occurs, and (2) the denominator of which is four. The Company does not issue any fractional shares.

Deferred Compensation
Non-employee directors may defer all or a part of their annual retainer fees in the form of deferred stock units under the Director Equity Plan until ceasing to be a member of the Board of Directors or a date specified by the participant. A director may also elect to have RSUs or other stock awards granted under the Director Equity Plan deferred in the form of deferred stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners
The following information is set forth with respect to persons known to management to be the beneficial owners of more than 5% of Materion’s common shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	3,382,645	(1)	16.4%
50 Hudson Yards
New York, NY 10001
The Vanguard Group	2,541,196	(2)	12.3%
100 Vanguard Blvd.
Malvern, PA 19355
Capital Research Global Investors	1,838,484	(3)	8.9%
333 South Hope Street, 55th Floor
Los Angeles, CA 90071
Dimensional Fund Advisors LP	1,222,472	(4)	5.9%
6300 Bee Cave Road, Building One
Austin, TX 78746

(1) Based on a Schedule 13G/A filed on January 22, 2024 pursuant to which BlackRock reported sole investment power over 3,382,645 shares and sole voting power over 3,328,472 shares as of December 31, 2023.
(2) Based on a Schedule 13G/A filed on February 13, 2024 pursuant to which The Vanguard Group reported sole voting power over 0 shares, shared voting power over 37,655 shares, sole dispositive power over 2,484,469 shares and shared dispositive power over 56,727 shares as of December 29, 2023. The amount beneficially owned totals 2,541,196 shares.
(3) Based on a Schedule 13G/A filed on January 13, 2025 pursuant to which Capital Research Global Investors reported sole investment power and sole voting power over 1,838,484 shares as of December 31, 2024.
(4) Based on a Schedule 13G/A filed on February 9, 2024 pursuant to which Dimensional Fund Advisors LP reported sole investment power over 1,222,472 shares and sole voting power over 1,202,511 shares December 29, 2023.

Security Ownership of Directors and Named Executive Officers
The following table sets forth information with respect to the beneficial ownership of the Company’s common stock by each director and director nominee for election as a director of the Company, each of the named executive officers and all directors and executive officers as a group, as of January 31, 2025, unless otherwise indicated. The shareholders listed in the table have sole voting and investment power with respect to shares beneficially owned by them, unless otherwise indicated. Shares that are subject to stock appreciation rights (SARs) that may be exercised within 60 days of January 31, 2025 are reflected in the number of shares shown and in computing the percentage of Materion’s common stock beneficially owned by the person who owns those SARs.

Name	Number of Shares	Percent of Class
Shelly M. Chadwick(2), (3)	37,332	*
Gregory R. Chemnitz(2), (3)	29,793	*
Vinod M. Khilnani(1)	36,392	*
Emily M. Liggett	3,883	*
Robert J. Phillippy(1)	15,951	*
Patrick Prevost(1)	13,854	*
N. Mohan Reddy(1)	44,906	*
Craig S. Shular(1)	55,812	*
Darlene J. S. Solomon	27,262	*
Robert B. Toth	25,671	*
Jugal K. Vijayvargiya(2), (3)	249,949	1.2%
All Directors and Executive Officers as a group (including the Named Executive Officers (11 persons))(4)	540,805	2.6%
*Less than 1% of Materion's outstanding common stock
(1)Includes deferred shares under the Director Plan as follows: Mr. Khilnani 18,727, Ms. Liggett 1,262, Mr. Phillippy 11,948, Mr. Prevost 13,854, Dr. Reddy 44,906 and Mr. Shular 49,903.
(2)Includes shares covered by SARs exercisable within 60 days of January 31, 2025 as follows: Mr. Vijayvargiya 127,611, Ms. Chadwick 15,371 and Mr. Chemnitz 7,602.
(3)Includes shares covered by RSUs and PRSUs vesting within 60 days of January 31, 2025 as follows: Mr. Vijayvargiya 21,246, Ms. Chadwick 6,525 and Mr. Chemnitz 4,853
(4) Includes an aggregate of 183,208 shares subject to SARs/RSUs held by executive officers exercisable/vesting within 60 days of January 31, 2025 and an aggregate of 140,600 deferred shares held by directors.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that certain of our officers, our directors and persons who beneficially own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC. The SEC has established specific due dates for these reports and we are required to disclose in this proxy statement any known late filings or failures to file. Based solely on our review of Section 16 reports filed electronically with the SEC and written representations from certain reporting persons, we believe that during 2024 and for prior years, all Section 16(a) filing requirements applicable to those officers, directors and 10% shareholders were satisfied, except that, due to administrative error for each of Messrs. Chemnitz and Vijayvargiya and Ms. Chadwick, (i) one Form 4, reporting two transactions relating to the vesting of restricted stock units and performance restricted stock units, was filed late and (ii) one Form 4, reporting two transactions relating to the grant of stock appreciation rights and restricted stock units, was filed late.

RELATED PARTY TRANSACTIONS
We recognize that transactions between any of our directors or executive officers and us can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our shareholders. Pursuant to its charter, the Nominating, Governance, and Corporate Responsibility Committee considers and makes recommendations to the Board with regard to possible conflicts of interest of Board members or management. The Board then makes a determination as to whether to approve the transaction.
The Committee reviews all relationships and transactions in which Materion Corporation and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Secretary is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions in order to enable the Committee to determine, based on the facts and circumstances, whether Materion or a related person has a direct or indirect material interest in the transaction. As set forth in the Committee’s charter, in the course of the review of a potentially material related person transaction, the Committee considers:
•the nature of the related person’s interest in the transaction;
•the material terms of the transaction, including, without limitation, the amount and type of transaction;
•the importance of the transaction to the related person;
•the importance of the transaction to Materion;
•whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Materion; and
•any other matters the Committee deems appropriate.
Based on this review, the Committee will determine whether to approve or ratify any transaction which is directly or indirectly material to Materion or a related person.
Any member of the Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction; however, such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction. There were no related party transactions in 2024.

AUDIT COMMITTEE REPORT
The Audit and Risk Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit and Risk Committee reviewed the audited financial statements in the annual report with management, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit and Risk Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit and Risk Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence, and has discussed with the independent registered public accounting firm such firm’s independence.
The Audit and Risk Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for the respective audits. The Audit and Risk Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit and Risk Committee held six meetings during 2024.
In reliance on these reviews and discussions, the Audit and Risk Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.
The current Audit and Risk Committee charter is available on our website at https://materion.com.

Robert J. Phillippy (Chairman)
Robert Toth
N. Mohan Reddy
Emily Liggett

PROPOSAL TWO: APPROVAL OF THE MATERION CORPORATION 2025 EQUITY AND INCENTIVE COMPENSATION PLAN

General

We are asking shareholders to approve the Materion Corporation 2025 Equity and Incentive Compensation Plan (the “2025 Plan”). On March 20, 2025, upon recommendation by both the Compensation Committee and the Nominating, Governance and Corporate Responsibility Committee, the Board unanimously approved and adopted, subject to the approval of the Company’s shareholders at the Annual Meeting, the 2025 Plan to succeed both the Materion Corporation 2006 Stock Incentive Plan (as amended and restated to date, the “2006 Employee Plan”), and our 2006 Non-employee Director Equity Plan (as amended and restated to date, the “2006 Director Plan”). We sometimes refer to the 2006 Employee Plan and the 2006 Director Plan, including as amended or amended and restated from time to time, as the “Predecessor Plans.”

The Board is recommending that the Company’s shareholders vote in favor of the 2025 Plan, which will succeed in their entirety the Predecessor Plans. The 2025 Plan will continue to afford the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers and other key employees of the Company and its subsidiaries, and certain non-employees who provide employee-type services. Further, the 2025 Plan will permit the Compensation Committee to grant compensatory awards to the Company’s non-employee directors (in lieu of action required by the Nominating, Governance and Corporate Responsibility Committee under a separate director equity plan), and provides a manner by which such directors may elect to defer the receipt of certain elements of their compensation for such service in the form of deferred stock units or have the cash portion of such compensation provided to them in the form of common shares, as further described below.

Shareholder approval of the 2025 Plan would constitute approval of a total of 965,000 common shares, no par value, of the Company (“Common Shares”), reduced by the number of Common Shares subject to awards granted under the Predecessor Plans after December 31, 2024 and prior the date on which shareholders approve the 2025

Plan at the Annual Meeting (the “Effective Date”), as further described and detailed below under “2025 Plan Highlights – Reasonable 2025 Plan Limits,” for awards under the 2025 Plan (with such amount subject to adjustment, including under the 2025 Plan’s share counting rules, which are further described below).

If the 2025 Plan is approved by shareholders, it will be effective as of the day of the Annual Meeting, and no further grants will be made on or after the Effective Date under the Predecessor Plans. If the 2025 Plan is not approved by our shareholders, no awards will be made under the 2025 Plan, and the Predecessor Plans will remain in effect.

The actual text of the 2025 Plan is attached to this proxy statement as Appendix A. The following description of the 2025 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.

Why We Recommend That You Vote for this Proposal

The 2025 Plan authorizes the Compensation Committee to provide equity-based compensation in the form of stock options, appreciation rights (or “SARs”), restricted stock, restricted stock units (or “RSUs”), performance shares, performance units, dividend equivalents, and certain other awards denominated or payable in, or otherwise based on, Common Shares or factors that may influence the value of our Common Shares, plus cash incentive awards, to officers and other employees and certain consultants to the Company and its subsidiaries, in order to provide to such persons incentives and rewards for service and/or performance. The 2025 Plan also authorizes the Compensation Committee to provide awards in the form of stock options, SARs, Common Shares, restricted stock, RSUs, deferred stock units, dividend equivalents, and certain other awards denominated or payable in, or otherwise based on, Common Shares to our non-employee directors. Some of the key features of the 2025 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

We believe our future success depends in part on our ability to attract, motivate, and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2025 Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors.

The use of Common Shares as part of our compensation program is also important to our continued success because equity-based awards are an essential component of our compensation program for key employees, as they link compensation with long-term shareholder value creation and reward participants based on service and/or the Company’s performance. As discussed in further detail in the “Compensation Discussion and Analysis,” equity compensation represents a significant portion of the compensation package for our Chief Executive Officer and other named executive officers. Because our equity awards generally vest over multiple years, the value ultimately realized from these awards depends on the long-term value of our Common Shares. Our equity compensation program also helps us to attract and retain talent in a highly competitive market, targeting individuals who are motivated by pay-for-performance.

If the 2025 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which may not necessarily align employee and director compensation interests with the investment interests of our shareholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized.

Key Plan Data

The following table sets forth certain information as of December 31, 2024, unless otherwise noted, with respect to the Predecessor Plans, which are the only stockholder-approved equity plans pursuant to which the Company can currently grant equity awards or under which equity awards are currently outstanding:

Outstanding and Available Equity Awards as of December 31, 2024
Stock Options/SARs	232,000
-- Weighted Average Exercise Price of Outstanding Options/SARs	$85.86
-- Weighted Average Remaining Term of Outstanding Options/SARs	3.7 years
Restricted Stock Units (Employee and Director)	123,200
Performance-Based Restricted Stock Units	108,000
Number of Common Shares authorized for future grant - 2006 Employee Plan(1)	561,527

Number of Common Shares authorized for future grant - 2006 Director Plan(1)	28,854
Common Shares Outstanding as of 12/31/2024	20,764,000
(1) As of the Effective Date of the 2025 Plan, the share authorization will be reduced by the number of Common Shares subject to awards granted under the Predecessor Plans after December 31, 2024 and prior to the Effective Date.
Burn rate measures how fast companies use shares authorized and reserved for awards under their equity compensation plans, an important consideration in assessing potential stockholder dilution. Burn rate is the number of equity awards granted in a particular year divided by the weighted average number of shares of the Company’s common stock outstanding. Burn rate does not take into account award cancellations and other shares returned to the share reserve under our Predecessor Plans.

The following table sets forth the Company’s burn rate for the past three years:

Year	SARs Granted	Employee RSUs Granted	Director RSUs Granted	Performance-based RSUs Granted	Total Shares Granted	Weighted-Average # of Common Shares Outstanding	Burn Rate
2024	37,000	42,000	9,200	55,000	143,200	20,732,000	0.69%
2023	47,000	71,000	9,184	48,000	175,184	20,619,000	0.85%
2022	45,000	61,000	11,120	38,000	155,120	20,511,000	0.76%
						3-Year Average	0.77%
An additional metric that we use to measure the cumulative dilutive impact of our equity program is fully diluted overhang (the sum of (1) the number of Common Shares subject to equity awards outstanding, but not exercised or settled and (2) the number of Common Shares available to be granted, divided by the sum of (A) the approximate total Common Shares outstanding, (B) the number of Common Shares subject to equity awards outstanding but not exercised or settled, and (C) the number of Common Shares available to be granted. Our approximate overhang as of December 31, 2024 was 4.8% as a percentage of fully-diluted Common Shares outstanding. If the 2025 Plan had been approved as of such date, our approximate overhang (as a percentage of fully-diluted Common Shares outstanding) would increase to 6.4% and then would decline over time.

Based on the closing price on the New York Stock Exchange for our Common Shares on the Record Date of $84.14 per share, the aggregate market value as of the Record Date of the new 374,619 Common Shares requested under the 2025 Plan was $31,520,443. In determining the number of new Common Shares to request for approval under the 2025 Plan, our management team worked with FW Cook and the Compensation Committee to evaluate a number of factors, including our recent Common Share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2025 Plan.

If the 2025 Plan is approved, we intend to use the Common Shares authorized under the 2025 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the new Common Shares requested in connection with the approval of the 2025 Plan combined with the Common Shares available for future awards from the Predecessor Plans will last for about five to six years, based on our historic grant rates and the approximate current Common Share price, but could last for a different period of time if actual practice does not match recent rates or our Common Share price changes materially. As noted below, our Compensation Committee would retain full discretion under the 2025 Plan to determine the number and amount of awards to be granted under the 2025 Plan (subject to Board approval, in terms of grants to non-employee directors), subject to the terms of the 2025 Plan. Except as described further below, future benefits that may be received by participants under the 2025 Plan are not determinable at this time.

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute shareholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices.

In evaluating this proposal, shareholders should consider all of the information in this proposal.

2025 Plan Highlights

Below are certain highlights of the 2025 Plan. These features of the 2025 Plan are designed to permit alignment between equity compensation arrangements awarded pursuant to the 2025 Plan and shareholders’ interests, consistent with sound corporate governance practices.

Administration. The 2025 Plan will in general be administered by the Compensation Committee.

Reasonable 2025 Plan Limits. If shareholders approve the 2025 Plan, then subject to adjustment, including under the 2025 Plan’s share counting rules, the number of Common Shares available under the 2025 Plan for awards will not exceed 965,000 Common Shares, minus one Common Share for every one Common Share that was subject to an award granted after December 31, 2024 (but prior to the Effective Date) under the Predecessor Plans. The 965,000 Common Shares reflects 561,527 Common Shares that remained available as of December 31, 2024 for new awards under the 2006 Employee Plan and 28,854 Common Shares that remained available as of December 31, 2024 for new awards under the 2006 Director Plan, plus 374,619 new Common Shares to be approved by shareholders in 2025. These Common Shares may be shares of original issuance or treasury shares or a combination of the two. On and after the Effective Date, no awards may be granted under the Predecessor Plan.

Non-Employee Director Compensation Limit. The 2025 Plan provides that in no event will any non-employee director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the date of grant, as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $850,000.

Non-Employee Director Elections/Deferrals. Under the 2025 Plan, non-employee directors may elect to have RSUs or other stock (or other) awards under the 2025 Plan, and all or any part of the cash portion of their director compensation that they have elected to receive in Common Shares, to be paid in the form of deferred stock units upon the vesting or payment of such compensation, which deferred stock units will be credited to bookkeeping accounts (which may be further divided into sub-accounts) in the names of such non-employee directors in accordance with the terms of the 2025 Plan. Non-employee directors may also elect to have all or any part of the cash portion of their director compensation paid in Common Shares in accordance with the terms of the 2025 Plan.

Allowances for Conversion Awards and Assumed Plans. Common Shares issued or transferred under awards granted under the 2025 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs, or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other 2025 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2025 Plan, under circumstances further described in the 2025 Plan, but will not count against the aggregate share limit or other 2025 Plan limits described above.

No Repricing Without Shareholder Approval. The repricing of stock options and SARs (outside of certain corporate transactions or adjustment events described in the 2025 Plan or in connection with a “change in control”) is prohibited without shareholder approval under the 2025 Plan.

Change in Control Definition. The 2025 Plan includes a definition of “change in control” that will apply to awards under the 2025 Plan, unless otherwise determined by our Compensation Committee.

Accommodates Clawback Policies. The 2025 Plan provides that awards (including both time-based and performance-based awards) under the 2025 Plan may be made subject to one or more clawback policies or provisions of the Company as provided in such applicable clawback policies or provisions. As described further below, the Company maintains a NYSE-compliant Compensation Clawback Policy, but the Company’s time-based and performance-based equity awards themselves contain provisions requiring awardees to forfeit outstanding awards and pay back any amounts from equity grants if they engage in certain misconduct activity deemed to be detrimental to the Company (including in connection with an accounting restatement), as defined and further described in such award agreements.

Exercise or Base Price Limitation. The 2025 Plan provides that, except with respect to certain converted, assumed, or substituted awards as described in the 2025 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a Common Share on the date of grant.

Exercise or Base Price Limitation. The 2025 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the 2025 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a Common Share on the date of grant.

Summary of Other Material Terms of the 2025 Plan

Administration: The 2025 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board designated by the Board to administer the 2025 Plan. However, the Board of Directors may grant awards under the 2025 Plan to non-employee directors of the Company and administer the 2025 Plan with respect to such awards (plus otherwise administer the 2025 Plan, including with respect to any responsibilities and duties held by the Committee under the 2025 Plan). References to the “Committee” in the 2025

Plan and this proposal will refer to the Compensation Committee or the Board (or such other committee designated by the Board), as applicable. The Committee may from time to time delegate all or any part of its authority under the 2025 Plan to a subcommittee. Any interpretation, construction, and determination by the Committee of any provision of the 2025 Plan, or of any agreement, notification, or document evidencing the grant of awards under the 2025 Plan, will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the 2025 Plan, authorize one or more officers of the Company to authorize the granting or sale of awards under the 2025 Plan on the same basis as the Committee. However, the Committee may not delegate such authority to officers for awards granted to such officers or employees who are subject to the reporting requirements of Section 16 of the Exchange Act.

Eligibility: Any person who is selected by the Committee to receive benefits under the 2025 Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2025 Plan. In addition, certain persons (including consultants) who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”), and non-employee directors of the Company, may also be selected by the Committee to participate in the 2025 Plan. As of the Record Date, there were approximately 3,000 employees, 340 consultants, and eight non-employee directors of the Company eligible to participate in the 2025 Plan. Although consultants of the Company and its subsidiaries are eligible to participate in the 2025 Plan, we have generally not granted equity awards to consultants in recent years and, due to the temporary status of such service providers, do not have a current estimate of how many such consultants may be eligible in the future to participate (or actually participate) in the 2025 Plan. We do not currently expect to make material grants of awards under the 2025 Plan to consultants. The basis for participation in the 2025 Plan by eligible persons is the selection of such persons by the Committee (or its authorized delegate) in its discretion.

Shares Available for Awards under the 2025 Plan: As further described above under “2025 Plan Highlights – Reasonable 2025 Plan Limits,” if shareholders approve the 2025 Plan, then subject to adjustment, including under the 2025 Plan’s share counting rules, the number of Common Shares available under the 2025 Plan for awards will not exceed 965,000 Common Shares, minus one Common Share for every one Common Share that was subject to an award granted after December 31, 2024 (but prior to the Effective Date) under the Predecessor Plans (the “Available Shares”).The Available Shares may be Common Shares of original issuance, treasury shares, or a combination of the two. This design means that we are essentially “rolling” into the new 2025 Plan the Common Shares that we have remaining under the Predecessor Plans. Common Shares subject to awards granted under the 2025 Plan will in general count against the available Common Share pool on a 1:1 basis. On and after the Effective Date, no awards may be granted under the Predecessor Plan.

Share Counting Rules. Subject to certain exceptions described in the 2025 Plan, if any award granted under the 2025 Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the 2025 Plan. Additionally, if after December 31, 2024, any Common Shares subject to an award granted under the Predecessor Plans are forfeited, or an award granted under the Predecessor Plans (in whole or in part) is cancelled or forfeited, expires, is settled in cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the 2025 Plan. Notwithstanding anything else in the 2025 Plan, the following share recycling rules apply under the 2025 Plan:

•Common Shares withheld by us, tendered or otherwise used in payment of the exercise price of a stock option granted under the 2025 Plan (or a stock option granted under the Predecessor Plans) will not be added (or added back, as applicable) to the aggregate number of Common Shares available under the 2025 Plan;
•Common Shares withheld by us, tendered or otherwise used to satisfy a tax withholding obligation with respect to a stock option or SAR granted under the 2025 Plan (or a stock option or SAR granted under the Predecessor Plans) will not be added (or added back, as applicable) to the aggregate Common Share limit under the 2025 Plan;
•Common Shares subject to a stock-settled SAR (or a stock-settled SAR granted under a Predecessor Plan) that are not actually issued in connection with the settlement of such SAR on exercise will not be added back to the aggregate number of Common Shares available under the 2025 Plan;
•Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options (or stock options granted under a Predecessor Plan) will not be added to the aggregate number of Common Shares available under the 2025 Plan;

•Common Shares withheld by us, tendered or otherwise used to satisfy a tax withholding obligation with respect to any award granted under the 2025 Plan other than a stock option or SAR (or, after December 31, 2024, any award granted under the Predecessor Plans other than a stock option or SAR) will be added (or added back, as applicable) to the aggregate Common Share limit under the 2025 Plan, but only to the extent (1) such withholding did not exceed minimum amounts of such tax withholding, and (2) only for a period not to exceed 10 years from the Effective Date; and
•If a participant elects to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate number of Common Shares available under the 2025 Plan.

Any Common Shares that become available under the share counting rules will be added back (or newly added, as the case may be) to the aggregate share reserve with respect to the same number of shares as were originally deducted from the applicable aggregate share reserve.

Common Shares issued or transferred pursuant to awards granted under the 2025 Plan in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, and shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2025 Plan, but will not be added to the Common Share limit under the 2025 Plan described above.

Types of Awards Under the 2025 Plan: Pursuant to the 2025 Plan, the Company may grant stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Code (“Incentive Stock Options”)), SARs, restricted stock, RSUs, performance shares, performance units, cash incentive awards, deferred stock units and certain other awards based on or related to Common Shares.

Generally, each grant of an award under the 2025 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing, or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and provisions as the Committee may determine, consistent with the 2025 Plan. A brief description of the types of awards which may be granted under the 2025 Plan is set forth below.

Stock Options: A stock option is a right to purchase Common Shares upon exercise of the stock option. Stock options granted to an employee under the 2025 Plan may consist of either an Incentive Stock Option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive Stock Options may only be granted to employees of the Company or certain of our related entities. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, Incentive Stock Options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a Common Share on the date of grant. The term of a stock option may not extend more than 10 years after the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option.

Each grant of a stock option will specify the applicable terms of the stock option, including the number of Common Shares subject to the stock option and the required period or periods of the participant’s continuous service before any stock option or portion of a stock option will become exercisable. Stock options may provide for continued vesting or the earlier exercise of the stock options, including (without limitation) in connection with or following a participant’s retirement, death, disability, or termination of employment or service or in the event of a change in control.

Any grant of stock options may specify management objectives that must be achieved as a condition to the exercise of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable (1) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds, (2) by the actual or constructive transfer to the Company of Common Shares owned by the participant with a value at the time of exercise that is equal to the total exercise price, (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold Common Shares otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods, or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the Common Shares to which the exercise relates. Stock options granted under the 2025 Plan may not provide for dividends or dividend equivalents.

Appreciation Rights: The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of appreciation rights. An appreciation right is a right to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the value of our Common Shares on the date of exercise.

Each grant of an appreciation right will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the 2025 Plan and will contain such other terms and provisions, consistent with the 2025 Plan, as the Committee may approve. Each grant of appreciation rights will specify the period or periods of continuous service by the participant with the Company or any subsidiary that is necessary before the appreciation rights or installments of such appreciation rights will become exercisable. Appreciation rights may provide for continued vesting or earlier exercise, including (without limitation) in connection with or following a participant’s retirement, death, disability, or termination of employment or service or in the event of a change in control. Any grant of appreciation rights may specify management objectives that must be achieved as a condition of the exercise of such appreciation rights. An appreciation right may be paid in cash, Common Shares, or any combination of the two.

Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of appreciation rights held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of an appreciation right may not be less than the fair market value of a Common Share on the date of grant. The term of an appreciation right may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of an appreciation right. Appreciation rights granted under the 2025 Plan may not provide for dividends or dividend equivalents.

Restricted Stock: Restricted stock constitutes an immediate transfer of the ownership of Common Shares to the participant in consideration of the performance of services, entitling such participant to dividend, voting, and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee and/or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per Common Share on the date of grant.

Restricted stock may provide for continued vesting or the earlier vesting of such restricted stock, including (without limitation) in connection with or following a participant’s retirement, death, disability, or termination of employment or service or in the event of a change in control.

Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to the restricted stock. Any grant of restricted stock will require that any and all dividends or distributions paid on restricted stock that remain subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted stock, which will be subject to the same restrictions as the underlying restricted stock. Any such dividends or other distributions on restricted stock will be deferred until, and paid contingent upon, the vesting of such restricted stock. Each grant of restricted stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the 2025 Plan and will contain such terms and provisions, consistent with the 2025 Plan, as the Committee may approve.

Restricted Stock Units: RSUs awarded under the 2025 Plan constitute an agreement by the Company to deliver Common Shares, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of shares of our Common Shares on the date of grant.

RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including (without limitation) in connection with or following a participant’s retirement, death, disability, or termination of employment or service or in the event of a change in control.

During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Common Shares underlying the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the Committee, on a deferred and contingent basis, either in cash or in additional Common Shares, but dividend equivalents or other distributions on Common Shares under the RSUs will be deferred until and paid contingent upon vesting of such RSUs. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. A RSU may be paid in cash, Common Shares or any combination of the two.

Each grant of a RSU award will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the 2025 Plan and will contain such terms and provisions, consistent with the 2025 Plan, as the Committee may approve.

Cash Incentive Awards, Performance Shares, and Performance Units: Performance shares, performance units, and cash incentive awards may also be granted to participants under the 2025 Plan. A performance share is a bookkeeping entry that records the equivalent of Common Share, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

Each grant of performance shares, performance units, or a cash incentive award will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the 2025 Plan and will contain such other terms and provisions of such award, consistent with the 2025 Plan, as the Committee may approve.

These awards, when granted under the 2025 Plan, become payable to participants upon of the achievement of specified management objectives and upon such terms and conditions as the Committee determines at the time of grant. Each grant may specify with respect to the management objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of performance shares or performance units, or the amount payable with respect to a cash incentive award, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels but falls short of maximum achievement. Each grant will specify the time and manner of payment of a cash incentive award, performance shares, or performance units that have been earned. Any grant may specify that the amount payable with respect to such grant may be paid by the Company in cash, in Common Shares, in restricted stock or RSUs, or in any combination thereof.

Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional Common Shares, subject to deferral and payment on a contingent basis based on the participant’s earning of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid. Each of these award types may provide for continued vesting or earlier lapse or other modification, including (without limitation) in connection with or following a participant’s retirement, death, disability, or termination of employment or service or in the event of a change in control.

Other Awards: Subject to applicable law and applicable share limits under the 2025 Plan, the Committee may grant to any participant Common Shares or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such Common Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates, or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of the subsidiaries, affiliates, or other business units of the Company. The terms and conditions of any such awards will be determined by the Committee; however, such awards may provide for continued vesting or the earlier vesting of, or earlier elimination of restrictions applicable to (or other modification of) such awards, including (without limitation) in connection with or following a participant’s retirement, death, disability, or termination of employment or service or in the event of a change in control. Common Shares delivered under an award in the nature of a purchase right granted under the 2025 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes, or other property, as the Committee determines.
In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the 2025 Plan. The Committee may also grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2025 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner than complies with Section 409A of the Code.

The Committee may provide for the payment of dividends or dividend equivalents on Other Awards in cash or in additional Common Shares, subject to deferral and payment on a contingent basis based on the participant’s earning of the Other Awards with respect to which such dividends or dividend equivalents are paid.

Each grant of an Other Award will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to the 2025 Plan and will contain such other terms and provisions of such award, consistent with the 2025 Plan, as the Committee may approve.

Non-Employee Director Elections/Deferrals. Non-employee directors may make annual elections to have RSUs or other applicable stock or other awards under the 2025 Plan paid in the form of deferred stock units, which deferred stock units will be credited to a bookkeeping account (which may be further divided into subaccounts) in the name of such participant in accordance with the 2025 Plan. Non-employee directors may also elect to have all or any part of the cash portion of their director compensation paid in Common Shares, or such Common Shares, paid in the form of deferred stock units, which will also be credited to the non-employee directors' accounts. For the portion of a non-employee director's cash portion of director compensation that he or she elects to receive in

Common Shares, the number of Common Shares to be issued will equal the cash amount that would have been paid divided by the fair market value of a Common Share on the first business day immediately preceding the date on which such cash amount would have been paid. Awards that are so deferred pursuant to the 2025 Plan will be credited to the deferred stock units account on a one-for-one basis.

An election under the 2025 Plan must be made in writing and delivered to the Company prior to the first day of the calendar year for which such director compensation would be earned. To the extent permitted under Section 409A of the Code, to elect to defer compensation earned during the first calendar year in which a director becomes eligible to participate in the 2025 Plan, the new director must make an election within 30 days after becoming eligible to participate in the 2025 Plan. Such election will be effective only with regard to compensation earned subsequent to the filing of the election.

If a non-employee director so files an election form, but does not do so by the specified date, he or she will receive any compensation for the year that is payable in Common Shares on a current basis and will be deemed to have elected to receive the remainder of the compensation in cash.

If a non-employee director so elects to receive deferred stock units, there will be credited to the non-employee director's account as of the day such director compensation would have been paid, the number of deferred stock units that is equal to the number of Common Shares that would otherwise have been delivered to the non-employee director on such date. The deferred stock units credited to the non-employee director's account (plus any additional units/Common Shares credited as described below) will represent the number of Common Shares that the Company will issue to the non-employee director at the end of the deferral period. Unless otherwise provided under the 2025 Plan or any award granted under the 2025 Plan, all deferred stock units awarded under the 2025 Plan will vest 100% upon the award of such deferred stock units. However, in no event will any amount be transferred to a trust maintained in connection with the 2025 Plan if, pursuant to Section 409A(b)(3)(A) of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services.

The deferred stock units will be subject to a deferral period beginning on the date of crediting to the non-employee director's account and ending upon the earlier of:

•The date of the non-employee director’s termination of service as a director; or
•A date specified by the non-employee director.

The period of deferral will be for a minimum period of one year, except in the case where the non-employee director elects a deferral period determined by reference to his or her termination of service as a director. The non-employee director may elect payment in a lump sum or payment in equal installments over five or 10 years. Elections with respect to the time and method of payment (i.e., lump sum or installments) must be made at the same time as the non-employee director's election to defer. If the non-employee director does not specify a time for payment, the non-employee director will receive payment upon termination of service as a director. If no method of payment is specified by the non-employee director, he or she will receive payment in a lump sum. A non-employee director may change the time and method of payment he or she previously elected (or was deemed to elect) if all of the following requirements are met:

•Such subsequent payment election may not take effect until at least 12 months after the date on which the subsequent payment election is made;
•In the case of a subsequent payment election related to a payment not being made as a result of death or an unforeseeable emergency, the payment date will be deferred for a period of not less than five years from the date such payment would otherwise have been made (or in the case of installment payments, which are treated as a single payment for purposes of the 2025 Plan, five years from the date the first installment payment was scheduled to be paid); and
•Any subsequent payment election related to a distribution that is to be made at a specified time or pursuant to a fixed schedule must be made not less than 12 months prior to the date the payment was scheduled to be made under the original payment election (or, in the case of installment payments, which are treated as a single payment, 12 months prior to the date the first installment payment was scheduled to be paid).

During the deferral period, the non-employee director will have no right to transfer any rights under his or her deferred stock units and will have no other rights of ownership in such deferred stock units or the underlying Common Shares.

Each non-employee director will be credited with dividend equivalents in an amount equal to the amount of any cash dividends declared and paid by the Company on the Common Shares underlying the deferred stock units in the non-employee director's account during the deferral period. Such dividend equivalents, which will likewise be credited with dividend equivalents, will be deferred until the end of the deferral period for the deferred stock units with respect to which the dividend equivalents were credited and will be paid out in Common Shares.

Notwithstanding the foregoing:

•If, upon the applicable distribution date the total value of the account balance(s) held by a non-employee director under the 2025 Plan and others, the aggregate value (as described in the 2025 Plan) of the non-employee director's account is less than the applicable dollar amount under Section 402(g)(1)(B) of the Code the amount of such non-employee director's account will be immediately paid to the non-employee director in a lump-sum payment of cash or Common Shares;
•If a Change in Control of the Company occurs, the amount of each non-employee director's account will immediately be paid to the non-employee director in a lump-sum payment; and
•In the event of an unforeseeable emergency, as defined in the 2025 Plan, accelerated payment will be made to the non-employee director of all or a part of the non-employee director's account, but only up to the amount necessary to satisfy such unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distributions, after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the non-employee director's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
To the extent a non-employee director is entitled to a lump-sum payment following a change in control of the Company and such change in control does not constitute a "change in the ownership or effective control" or a "change in the ownership of a substantial portion of the assets" of the Company within the meaning of Section 409A (a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5), then payment will be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the participant:
•On the date (or dates) the non-employee director would otherwise be entitled to a payment (or payments) in accordance with the provisions of the 2025 Plan; and
•Pursuant to the method of payment (i.e., lump-sum or installments) that the non-employee director previously elected (or was deemed to elect) in accordance with the provisions of the 2025 Plan.
If a non-employee director is a specified employee under Section 409A of the Code at the time of his or her termination of service, then payment of deferred stock units on account of termination of service will be made (or commence to be made) on the first business day of the seventh month following such termination of service (or, if earlier, the date of the non-employee director's death).

Change in Control: The 2025 Plan includes a default definition of “change in control” of the Company. In general, except as may be otherwise prescribed by the Committee in an Evidence of Award, a change in control will be deemed to have occurred if (subject to certain limitations and as further described in the 2025 Plan):

1)A person or group (excluding certain purchases directly from the Company that are approved by the incumbent Board of the Company (defined below), by the Company or its subsidiaries or their employee benefit plans or related trusts, or by any person or group that constitutes a "business combination" as described in (3) below, or certain management buyout transactions as described in the 2025 Plan), acquires beneficial ownership of 30% or more of the combined voting power of the Company's outstanding securities entitled to vote generally in the election of the Company's directors (which we refer to as voting power) without certain incumbent Board approval (or 35% or more of the voting power with incumbent Board approval), subject to certain exceptions described in the 2025 Plan;
2)Individuals who as of the effective date of the 2025 Plan constituted the entire Board (as modified as described in the 2025 Plan, the "Incumbent Board") cease for any reason to constitute at least a majority of our Board, unless their replacements are approved as described in the 2025 Plan;
3)The Company consummates a reorganization, merger, or consolidation, or sale or other disposition of all or substantially all of its assets, or the purchase of another company's assets or other transaction (a "business combination") unless generally (a) owners of the Company's voting power before the business combination generally own more than 65% of the outstanding common shares and voting power of the resulting entity, (b) no person or group (excluding certain entities) beneficially owns 30% or more (or 35% or more if the business combination is not approved by the Incumbent Board) of the outstanding common stock or voting power of the resulting entity, and (c) at least a majority of the board of the resulting entity were members of the Incumbent Board when the initial agreement for the business combination was signed or the Board approved the business combination; or
4)The Company's shareholders approve a complete liquidation or dissolution of the Company (except pursuant to a business combination).

Management Objectives: The 2025 Plan provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the performance objective or objectives established pursuant to the 2025 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by our Compensation Committee, other types of awards under the 2025 Plan, all as determined by our Compensation Committee. Additionally, if our Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, our Compensation Committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as our Compensation Committee deems appropriate and equitable.

Transferability of Awards: Except as otherwise provided by the Committee, no stock option, appreciation right, restricted stock, RSU, performance share, performance unit, cash incentive award, Other Award, or dividend equivalents paid with respect to awards made under the 2025 Plan will be transferable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the 2025 Plan be transferred for value. Except as otherwise determined by the Committee, stock options and appreciation rights will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.

The Committee may specify on the grant date that all or part of the Common Shares that are subject to awards under the 2025 Plan will be subject to further restrictions on transfer.

Adjustments; Corporate Transactions: The Committee will make or provide for such adjustments in: (1) the number of and kind of shares of covered by outstanding stock options, appreciation rights, restricted stock, restricted stock units, performance shares, and performance units granted under the 2025 Plan; (2) if applicable, the number of and kind of shares covered by Other Awards granted pursuant to the 2025 Plan; (3) the exercise price or base price provided in outstanding stock options and appreciation rights, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, exercised in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control of the Company, the Committee may provide in substitution for any or all outstanding awards under the 2025 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or appreciation right with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Committee may in its discretion elect to cancel such stock option or appreciation right without any payment to the person holding such stock option or appreciation right. The Committee will make or provide for such adjustments to the numbers of Common Shares available for issuance under the 2025 Plan and the share limits of the 2025 Plan as the Committee in its sole discretion may in good faith determine to be appropriate in connection with such transaction or event. However, any adjustment to the limit on the number of Common Shares that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to so qualify.

Prohibition on Repricing: Except in connection with certain corporate transactions or changes in the capital structure of the Company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or appreciation rights, respectively, or (2) cancel outstanding “underwater” stock options or appreciation rights in exchange for cash, Other Awards or stock options or appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or appreciation rights, as applicable, without shareholder approval. The 2025 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and appreciation rights and that it may not be amended without approval by our shareholders.

Clawback; Detrimental Activity and Recapture: Awards (including both time-based and performance-based awards) granted under the 2025 Plan will be subject to the terms and conditions of the Company’s clawback provisions, policy or policies (if any) as may be in effect from time to time, including (without limitation) specifically to implement Section 10D of the Exchange Act, and any applicable rules or regulations (including those of the stock exchange on which the Common Shares are traded) (referred to as the “Compensation Recovery Policy”). Evidences of Award will be interpreted consistently with or otherwise subject to the terms and conditions of the Compensation Recovery Policy. Further, by accepting any award under the 2025 Plan, each participant will fully cooperate with and assist the Company in connection with any participant obligation to the Company pursuant to the Compensation Recovery Policy. Participants agree that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy. Such cooperation and assistance shall include, but is not limited to, executing, completing, and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from such participant of any such amounts, including from such participants’ accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

Otherwise, Evidences of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain or earnings related to an award (or other provisions intended to have similar effects), including upon such terms and conditions as may be determined by the Board or the Committee in accordance with the Compensation Recovery Policy or any applicable laws, rules, regulations or requirements that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, rules, regulations or requirements in effect from time to time (including as may operate to create additional rights for the Company with respect to such awards and the recovery of amounts or benefits relating thereto).

In terms of the Compensation Recovery Policy, we maintain and operate a NYSE-compliant Compensation Clawback Policy that complies with both the clawback listing standards of the New York Stock Exchange and SEC rules and regulations. Further, we also maintain and operate a Supplemental Clawback Policy. The Supplemental Clawback Policy operates, effective October 2, 2023, separate and distinct from (but in addition to) the NYSE-compliant Compensation Clawback Policy. See our Compensation Discussion and Analysis under “Clawback Policy” for more detail about the operation of our NYSE-compliant Compensation Clawback Policy and the Supplemental Clawback Policy.
Both of these policies are in addition to the clawback provisions themselves contained in our time-based and performance-based equity award agreements that require awardees to forfeit outstanding awards and pay back any amounts from equity grants if they engage in certain misconduct activity deemed to be detrimental to the Company (as defined and described in such award agreements). In addition, for certain equity awards not subject to the Supplemental Clawback Policy, if any covered officer engages in misconduct in connection with the type of accounting restatement described in the Supplemental Clawback Policy, the Committee may determine that clawback pursuant to the detrimental conduct provisions of such awards themselves (both time-based and performance-based awards) may also be carried out.

Grants to Non-U.S. Based Participants: In order to facilitate the making of any grant or combination of grants under the 2025 Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company or any of its subsidiaries under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2025 Plan (including sub-plans) (to be considered part of the 2025 Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments, or restatements will include any provisions that are inconsistent with the terms of the 2025 Plan as then in effect unless the 2025 Plan could have been amended to eliminate such inconsistency without further approval by our shareholders.

Withholding: To the extent the Company is required to withhold federal, state, local, or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2025 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of Common Shares, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, we will withhold Common Shares having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax, or other laws, the Committee may require the participant to satisfy the obligation, in whole or in part, by having withheld, from the shares delivered or required to be delivered to the participant, Common Shares having a value equal to the amount required to be withheld or by delivering to us other Common Shares held by such participant. The shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to the 2025 Plan to satisfy applicable withholding taxes or other amounts in connection with the benefit exceed the minimum amount of taxes required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences and (2) such additional withholding amount is permitted by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of stock options. Participants will be solely responsible and liable for the satisfaction of all taxes required to be withheld under applicable income, employment, tax or other laws in connection with any payment made or benefit realized by a participant under the 2025 Plan, and neither the

Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a participant harmless from any or all of such taxes.

No Right to Continued Employment: The 2025 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.

Effective Date of the 2025 Plan: The 2025 Plan will become effective on the date it is approved by the Company’s shareholders. No grants will be made under the Predecessor Plans on or after the date on which our shareholders approve the 2025 Plan, provided that outstanding awards granted under the Predecessor Plans will continue unaffected following such date.

Amendment and Termination of the 2025 Plan: The Board generally may amend the 2025 Plan from time to time in whole or in part. However, if any amendment (1) would materially increase the benefits accruing to participants under the 2025 Plan, (2) would materially increase the number of Common Shares which may be issued under the 2025 Plan, (3) would materially modify the requirements for participation in the 2025 Plan, or (4) must otherwise be approved by our shareholders in order to comply with applicable law or the rules of the New York Stock Exchange, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the 2025 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the 2025 Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the 2025 Plan, and including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the 2025 Plan or waive any other limitation or requirement under any such award.

The Board may, in its discretion, terminate the 2025 Plan at any time. Termination of the 2025 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2025 Plan on or after the 10th anniversary of the effective date of the 2025 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the 2025 Plan.

New Plan Benefits

In general, it is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2025 Plan because the grant and actual settlement of awards under the 2025 Plan are subject to the discretion of the plan administrator. The 2025 Plan does not mandate set benefits or amounts, and no awards have been granted under the 2025 Plan that are contingent upon shareholder approval. However, we currently anticipate that, if the 2025 Plan is approved by the Company’s shareholders, certain annual RSUs will be granted under the 2025 Plan shortly after the Annual Meeting to the Company’s non-employee directors. The following table provides information about these anticipated grants, which are in general expected to be subject to service-based vesting until the 2026 Annual Meeting:

Materion Corporation 2025 Equity and Incentive Compensation Plan

Name and Position	Dollar Value ($)
Jugal Vijayvargiya, President and Chief Executive Officer	N/A
Shelly Chadwick, Vice President, Finance and Chief Financial Officer	N/A
Gregory Chemnitz, Vice President, General Counsel and Secretary	N/A
Executive Group (1)	N/A
Non-Executive Director Group (2)	$1,040,000.00
Non-Executive Officer Employee Group (3)	N/A
(1) Consists of all current executive officers as a group.
(2) Consists of all current directors who are not executive officers.
(3) Consists of all employees, including all current officers who are not executive officers, as a group.

The dollar amount in the table above represents the value of the aggregate number of RSUs that are currently expected to be granted in short order to the indicated group in the event that the 2025 Plan is approved by the Company’s shareholders. The number of Common Shares subject to such awards will be determined at the time of such grants.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2025 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for 2025 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the shares of restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares, Performance Units and Cash Incentive Awards. No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.

Nonqualified Stock Options. In general:

•No income will be recognized by an optionee at the time a non-qualified stock option is granted;
•At the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and
•At the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. The exercise of an Incentive Stock Option, however, may result in alternative minimum tax liability. If Common Shares are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If Common Shares acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Appreciation Rights. No income will be recognized by a participant in connection with the grant of an appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received on the exercise.

Restricted Stock Units. No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Common Share Awards. The recipient of an unrestricted Common Share award generally will be subject to tax at ordinary income rates on the fair market value of the Common Shares (reduced by any amount paid by the participant for such Common Shares) at the time of grant.

Deferred Stock Units. The recipient of deferred stock units will generally be subject to tax at ordinary income rates on the fair market value of the Common Shares (or cash) received in satisfaction of the deferred stock units at the time of distribution of such Common Shares (or cash).

Tax Consequences to the Company or its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of the Common Shares available under the 2025 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2025 Plan by our shareholders.

Vote Required for Approval

Approval of the 2025 Plan requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting. An abstention or broker non-vote with respect to this matter (Proposal 2) will have no effect on the proposal as the abstention or broker non-vote will not be counted in determining the number of votes cast.

The Board of Directors of Materion Corporation unanimously recommends a vote FOR Proposal 2 to approve the Materion Corporation 2025 Equity and Incentive Compensation Plan

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (CD&A) provides an overview of our executive compensation program and 2024 pay determinations for our named executive officers (NEOs), as shown below:
    Named Executive Officers
    Jugal K. Vijayvargiya, President and Chief Executive Officer
Shelly M. Chadwick, Vice President, Finance and Chief Financial Officer
Gregory R. Chemnitz, Vice President, General Counsel and Secretary

This CD&A consists of the following three sections:
    Section I:     Executive Summary - 2024 in Review
    Section II:     Executive Compensation Program Overview
    Section III:     Details and Analysis of the 2024 Executive Compensation Program

Section I: Executive Summary - 2024 in Review
Materion Corporation has a long-standing and strong commitment toward pay-for-performance in its executive compensation program. We maintain this orientation throughout economic cycles that may cause fluctuation in our operating results.
We believe the decisions regarding our NEO compensation program in 2024 described in the CD&A below reflect our ongoing commitment to sustaining our pay-for-performance philosophy.

Company Overview
Materion Corporation is a global leader in advanced materials solutions for high-performance industries including semiconductor, industrial, aerospace & defense, energy and automotive. Founded in 1931, Materion has been innovating what's next in our world for nearly 100 years. Today the Company is a global provider of specialty engineered alloy systems, inorganic chemicals and powders, precious and non-precious metals, beryllium and beryllium composites, and precision filters and optical coatings, partnering with our customers to provide, innovative breakthrough solutions that move the world forward.
Materion is focused on global megatrends, reshaping the future of our world, changes that profoundly affect most areas of life, creating completely new patterns and rendering others obsolete. They are not short-term, reversible swings but long-term, structural, transformational shifts. Three such megatrends to which we are aligning our businesses, include:

Connectivity – Proliferation of faster, and more connected technology touching every facet of life
Advanced Mobility – Innovation toward automated, connected, environmentally friendly and boundless travel
Clean Energy – Global shift toward renewable energy sources with low emissions, efficient power and storage

Below is an overview of business segments and end markets in 2024.
Internally, the Company manages the business based on value-added sales, which is a non-GAAP financial measure that removes the impact of pass-through metal costs and allows for analysis without the distortion of the movement or volatility in metal prices and changes in mix due to customer-supplied material. A reconciliation of net sales, the most directly comparable GAAP financial measure, to value-added sales is included herein in Appendix B.

2024 Performance at a Glance
2024 was another year of strong performance in challenging markets by managing the business with a focus on what the Company can control through operational excellence and cost management.

A reconciliation of adjusted EBITDA to EBITDA and net income is included herein in Appendix B.

Summary NEO Compensation Decisions and Actions in 2024

Factors Guiding NEO Compensation Decisions	Market compensation rates, including Materion's compensation peer group, for each position
Company's performance against pre-established goals
Experience, skills, expected future contributions, and leadership
Contributions and performance of each individual
2024 NEO Compensation Decisions (see below for details)	Target Total Direct Compensation: The target total direct compensations for Ms. Chadwick and Messrs. Vijayvargiya, and Chemnitz in 2024 were managed within 20% of the market median.
Base Pay: NEO salary increases were 4.86% for Mr. Vijayvargiya, 6.00% for Ms. Chadwick and 3.02% for Mr. Chemnitz.

Management Incentive Plan (MIP): Payout under the MIP was based on Company adjusted EBIT, value-added sales growth, and simplified free cash flow performance versus goals. The Company achieved 31.43% funding for its adjusted EBIT component, 0.0% funding for its value-added sales growth component and 0.0% funding for its simplified free cash flow component, resulting in MIP awards at 31.43% of target for our NEOs.

Long-term Incentives (LTI): The Committee determined 2024 equity grants after carefully considering (1) the Company's 2023 performance, (2) comparative market pay practices and (3) our performance-driven compensation philosophy. In 2024, shareholder value creation is achieved through performance-based grants representing approximately 75% of the overall target equity opportunities for Mr. Vijayvargiya, and 60% of the overall target equity opportunities for Ms. Chadwick and Mr. Chemnitz.

Shareholder Advisory Vote Consideration
At our 2024 annual meeting of shareholders, we received over 94% approval from our shareholders, based on the total votes counted, for our annual advisory "Say-on-Pay" proposal to approve the compensation of our NEOs. The Committee considered these voting results at its meetings after the vote, and while it believes the voting results demonstrate significant support for our overall executive compensation program, the Committee remains dedicated to continuously improving the existing executive compensation program and the governance environment surrounding the overall program. The Committee did not make any changes to its compensation policies and practices that were specifically driven by the results of the Say-on-Pay vote.

Changes in Prior Years
The Committee has made a number of other executive pay and related corporate governance changes to further align our executive compensation program with market competitive best practices. Specifically, the Committee:

Compensation Program Design	Established stock ownership and retention guidelines for the NEOs and non-employee directors to further promote long-term equity ownership, and in 2022, discontinued the recognition of unexercised vested and unvested SARs as stock ownership. In 2025, increased the required stock ownership for the CEO and non-employee directors to six times salary from five.
In 2020, replaced operating profit with adjusted EBIT as one of the three key metrics for our annual MIP. The adjusted EBIT metric increases focus on the performance of the Company's core operations excluding tax expenses and the costs of the capital structure influencing profit.
Put more stock and compensation at risk by increasing the weighting of the Performance Restricted Stock Units (PRSUs) to, typically, between 40% and 50% of the total target LTI award mix for our NEOs. The LTI program for 2023 had four components, including stock appreciation rights (SARs), PRSUs tied to our Relative Total Shareholder Return (RTSR) (RTSR PRSUs), PRSUs tied to our absolute Return On Invested Capital (ROIC) (ROIC PRSUs) and time-based RSUs. Including all PRSUs and SARs, typically 60% to 75% of the total target LTI award mix for our NEOs is “at risk”.

Effective December 31, 2019, the Materion Corporation Pension Plan (the Pension Plan) was amended, freezing the accrued benefit for all participants. Beginning January 1, 2020, the Materion Corporation Retirement Savings Plan (401(k) Plan) was enhanced, providing participants with a Company matching contribution of $1.00 for each dollar they elect to contribute up to the first 4% of compensation deferred, and an annual non-elective contribution ranging from 1.5% to 2.5% of each employee’s annual eligible earnings based on their age. Both the Company match and the annual non-elective contribution are subject to the applicable annual Internal Revenue Code (Code) limitation.

In conjunction with freezing the Pension Plan, the Materion Corporation Supplemental Retirement Benefit Plan (SRBP) was amended, freezing the accrued benefit for all participants, effective December 31, 2019.
Corporate Governance
Implemented a "double trigger" change in control vesting provision for all equity grants, which provides that outstanding equity grants will vest on an accelerated basis either if the awards are not continued, assumed or replaced upon the occurrence of a change in control or if the executive experiences a subsequent qualifying termination of employment. A change of control is triggered if any Person’s beneficial ownership reaches or exceeds 30%.

Effective October 2, 2023, adopted a new Compensation Clawback Policy to comply with both certain new clawback listing standards of the New York Stock Exchange and new rules and regulations promulgated by the U.S. Securities and Exchange Commission. In connection with the adoption of the new Compensation Clawback Policy, the Board amended and revised in its entirety the company’s predecessor 2011 Clawback Policy, as amended and restated, in the form of the Supplemental Clawback Policy. The Supplemental Clawback Policy operates, effective October 2, 2023, separate and distinct from (but in addition to) the new Compensation Clawback Policy, applying in particular with respect to any compensation that is not covered by or subject to the new policy by its terms.

Section II: Executive Compensation Program Overview
Compensation Philosophy and Objectives
Our long-standing compensation philosophy has three key objectives:
•Attract, motivate and help retain key executives with the ability to profitably grow our business portfolio;
•Build a pay-for-performance environment with total pay levels targeted at the competitive market median; and
•Provide opportunities for share ownership to align the interests of our executives with our shareholders.

We meet these objectives through careful alignment of the elements of executive compensation with the interests of shareholders. For example, approximately 83% of CEO executive compensation and 68% of other NEO executive compensation is at-risk based on performance. It is this alignment of compensation goals that has been instrumental in Materion’s growth path. Below is more detail on these compensation components and our pay philosophy.
Primary Components of the NEO Compensation Program for 2024
To achieve these objectives, our NEO compensation program includes the following primary components:

Component		Purpose / Objective	Key Characteristics
Base Salaries		Provide a fixed, competitive level of pay based on responsibility, qualifications, experience and performance	Fixed cash compensation
Management Incentive Plan (MIP)		Align variable pay with short-term performance in support of our annual business plan and strategic objectives	Variable cash incentive compensation earned at 0% – 200% based on Company performance over a 1-year performance period
Long-term Incentives (LTI)	PRSUs	Aligns NEOs' interests with those of our shareholders by motivating and rewarding achievement of long-term shareholder value and growth; promotes retention	Variable stock-based incentive compensation earned at 0% – 200% based on Company performance over a 3-year performance period; value dependent upon achievement of performance metrics and our stock price performance relative to our peer group
	Stock Appreciation Rights (SARS)	Aligns NEOs' interests with those of our shareholders by rewarding achievement of upside potential; promotes retention	Stock-based incentive compensation that generally vests in 3 equal annual installments; only provides value if our stock price appreciates
	RSUs	Aligns NEOs' interests with those of our shareholders by rewarding long-term value creation; promotes retention	Stock-based incentive compensation that generally vests in 3 equal annual installments; value tied to our stock price
Health, Welfare and Retirement Benefits		Provide competitive health, welfare and retirement benefits and enhance executive retention. NEOs are also eligible for periodic executive physicals, but no other perquisites are provided	Retirement benefits are payable in cash following qualifying separation from service
Target Total Pay Mix

Due to our pay-for-performance philosophy, the Committee has set base salaries as a relatively small part of target total compensation for the NEOs and has provided a significant portion of target total compensation in the form of equity-based LTI, consisting of grants of SARs, PRSUs and RSUs that align NEOs' interests with those of our shareholders. In 2024, performance-based LTI grants represented approximately 75% of the total target equity opportunity offered to Mr. Vijayvargiya and approximately 60% for Ms. Chadwick and Mr. Chemnitz. We view SARs as inherently performance-based because they will only have value to the extent our stock price appreciates.

The following charts summarize the target total compensation mix for our CEO and the average target total compensation mix for our other NEOs:

Our Commitment to Sound Corporate Governance
The Committee works to ensure that our executive compensation program adheres to sound corporate governance and market competitive best practices. The following table highlights our corporate governance practices:

What We DO	What We DON'T DO
Target pay mix places primary emphasis on variable incentives to align compensation with performance.	No single trigger acceleration provisions in the event of a change in control for cash severance or equity awards.
Incentives are tied to pre-established, objective goals, with no payouts for below-threshold performance.	No benefits and no NEO perquisites, other than periodic executive physicals.
Majority of LTI awards are “at risk”, typically with 40% to 50% comprised of PRSUs tied to three-year performance goals.	No excise or other tax gross-ups in current or future NEO employment or severance agreements.
NEOs are subject to mandatory stock ownership guidelines along with stock holding requirements.	No repricing of SARs without prior shareholder approval.
Incentive awards to NEOs are subject to a formal clawback policy.	No multi-year guarantees for salary increases, bonuses, incentives, or equity grants.
NEO compensation is initially targeted in the median range of our peer group and third-party general industry surveys for all elements of compensation, including base salary, target MIP opportunities and target LTI awards.
No dividend equivalents or dividends paid on unearned PRSUs.
Long term incentive plan uses both absolute and relative metrics	No share hedging or pledging activities.

On an annual basis:
i.We participate in executive compensation training via a 3rd party in order to keep current of compensation developments, shareholder's requirements, SEC reporting, etc.
ii.Perform a review of our outside compensation advisor's performance and vote on their appointment.

The Compensation and Human Capital Committee and its Role in Determining NEO Compensation
The Committee is responsible for the design and oversight of our executive compensation programs covering NEOs, including the CEO. All of the members of the Committee are independent, non-employee directors as defined by the rules of the NYSE. The Committee makes policy and strategic recommendations to the Board of Directors (Board) and has authority delegated from the Board to, among other things:

•Implement executive compensation decisions;
•Design the base compensation, incentive compensation and benefit programs for the NEOs;
•Assess and address any inherent risks in executive and employee compensation programs;
•Oversee the equity incentive plans; and
•Oversee the administration of our stock ownership guidelines.

The Committee met five times in 2024 and all meetings included an executive session during which management was not present. In addition, the Committee acted by written consent once. Most compensation decisions are finalized in the first quarter of each fiscal year. The Committee charter, which sets forth the Committee's responsibilities on a more comprehensive basis, is available under the “Corporate Governance” tab at http://materion.com and is reviewed on an annual basis to ensure it continues to satisfy changing corporate governance requirements and expectations.

The Role of the Independent Compensation Consultant

The Committee relies on an independent compensation consultant, Frederic W. Cook & Co., Inc. (FW Cook), as its independent compensation consultant. FW Cook assists in gathering and analyzing market data, advising the Committee on compensation standards and trends, and assisting in the implementation of policies and programs. FW Cook works with the Chief Executive Officer and the executive(s) responsible for Human Resources to provide such assistance to the Compensation Committee. FW Cook does not provide any other services to the Company. The Committee annually reviews the independence status of its advisors and determined that FW Cook has no conflicts of interest in its role as compensation consultant to the Committee. The Committee has sole authority to determine the compensation for and to terminate FW Cook’s services.

The Role of the Compensation and Human Capital Committee in Reviewing Talent Development and Retention

Talent development is a key imperative of the company and gets substantial focus from the Compensation and Human Capital Committee and the Executive Leadership Team. The Company provides employees with wide-ranging development programs, opportunities, and paths to success, which empower them to realize their full potential. For example, Apprenticeship programs have been implemented globally at several large plant sites. In addition, other talent development programs include Career Ladders which provide structured growth opportunities and career development assignments for professional employees.

In addition to Talent Development programs, on an annual basis, the Compensation and Human Capital Committee, along with the full Board of Directors, review company pay practices, succession plans, and Diversity and Inclusion initiatives of the company. These programs are vital to ensuring that top talent is hired, nurtured and retained by the Company. Each of the NEOs, along with the core Executive Management Team play an important role in the development of the Company’s talent pipeline.
The Role of Management in Providing Input on Executive Compensation to the Committee
Management provides periodic updates to the Committee regarding business performance and forecasts. Management also provides input on incentive compensation plan performance goals, based on the annual business plan approved by the Board. As noted above, the CEO provides base salary recommendations for his direct reports whose compensation is subject to Committee oversight.

How Compensation is Set: Peer Group Companies
For 2024, compensation determinations and assessments were made primarily against a comparison group of 19 public companies in related industries as selected by FW Cook and reviewed and approved by the Committee.

FW Cook reviews and updates the comparison group for continued suitability based on industry, company size, and transactional activity among the peers.. The Committee reviewed the peer group used to evaluate 2024 pay and made the following changes: removed 6 companies (Compass Minerals, Glatfelter Corporation, Mativ Holdings, Olympic Steel, Rayonier Advanced Materials, and SunCoke Energy ) and added 8 companies (Advanced Energy Industries, Hexcel Corporation, Element Solutions Inc., Fabrinet, Knowles Corporation, Rogers Corporation, Standex International Corporation, and Viavi Solutions). In making these changes, the Committee chose companies that are size appropriate and align with the strategic business transformation that Materion has been undertaking to an Advanced Materials Company with technology driven products and solutions that deliver strong profit margins. The comparison group is the same peer group intended for determining long-term incentive RTSR PRSU award compensation for awards granted in 2024.

Advanced Energy Industries, Inc.	Knowles Corporation
Balchem Corporation	Methode Electronics Inc.
Carpenter Technology Corp.	Minerals Technologies Inc.
CTS Corporation	OSI Systems, Inc.
Hexcel Corporation	Quaker Chemical Corporation
Element Solutions Inc.	Rogers Corporation
Fabrinet	Sensient Technologies
Ingevity Corporation	SMART Global Holdings, Inc.
Innospec Inc.	Standex International Corp.
Kennametal Inc.	Stepan Company
Viavi Solutions
We also rely on general industry third-party survey data when setting the terms of our compensation program. Survey data is size adjusted to reflect companies of similar size and scope. Survey information helps to confirm the validity and provide broader context to the peer group data, as well as provide data for positions where peer group data is not available from public filings with the SEC.

The median peer group data and the size-adjusted third-party survey data is used to set a targeted market median range for each compensation element. In making compensation decisions, the Committee generally targets individual NEO’s competitive positioning within the median range although . positioning may vary above or below the market median range due to the executive’s skills, experience in current role, tenure with the Company and individual performance.

Section III: Details and Analysis of the 2024 Executive Compensation Program
The following is an explanation and analysis of the 2024 compensation elements:
Base Salary
The Committee approved salary increases effective August 1, 2024, to improve the alignment with the competitive market and recognize past performance and future expected contributions.

	2023 Base Salary	2024 Base Salary	% Increase
Jugal K. Vijayvargiya	$925,000	$970,000	4.86%
Shelly M. Chadwick	483,000	512,000	6.00%
Gregory R. Chemnitz	472,160	486,400	3.02%

2024 Management Incentive Plan (MIP)
Early in the year, the Board approved an annual operating plan that reflected our expectations for company performance during 2024. The annual operating plan called for a 15% increase in adjusted EBIT, a 2.0% increase in value-added sales (VAS) growth and a target of simplified free cash flow (SFCF) to generate meaningful positive SFCF while also allowing for investment and working capital growth to support the growing business.

The Committee used the 2024 annual operating plan as the basis for 2024 MIP goals of adjusted EBIT, VAS growth, and SFCF. VAS growth is the amount equal to the Company’s sales minus the aggregate cost to the Company of the precious metals such as, gold, silver, platinum, palladium, copper, ruthenium, iridium, rhodium, rhenium, and osmium. SFCF is the amount equal to adjusted EBIT plus depreciation and amortization minus the change in working capital (accounts receivable, accounts payable and inventory) and capital investments. The adjusted EBIT, VAS growth, and SFCF goals accounted for 70%, 15%, and 15%, respectively, of each participating NEO's total target annual incentive opportunity.

The 2024 target annual incentive, as a percentage of base salary, for each participating NEO remained the same as 2022 for Mr.Vijayvargiya, 110% , Ms. Chadwick, 70% and Mr. Chemnitz, 56%.

Name	2024 MIP Performance Measures and Target Payout as a % of Salary
	Adjusted EBIT (70%)	VAS Growth (15%)	SFCF (15%)	Total MIP Target
Jugal K. Vijayvargiya	77.0%	16.5%	16.5%	110%
Shelly M. Chadwick	49.0%	10.5%	10.5%	70%
Gregory R. Chemnitz	39.2%	8.4%	8.4%	56%

Actual payouts can range from 0% of target awards for below-threshold results up to 200% of target awards at maximum levels and are determined on the basis of straight-line mathematical interpolation.

The table below shows the threshold, target and maximum performance goals for 2024 as well as actual results:

($ in millions)	2024 MIP Performance Goals and Results					Results
Performance Metric	Weighting	Threshold (Funds 25%)	Target (Funds 100%)	Maximum (Funds 200%)	2024 Actual Performance	% of Target Award Earned
Adjusted EBIT(1)	70.0%	$120.3	$160.4	$200.5	$131.0	31.43%
VAS	15.0%	—%	3.0%	8.0%	(2.6)%	0.00%
SFCF	15.0%	$82.9	$103.6	$124.3	$75.5	0.00%
					Total	31.43%
(1) Actual 2024 adjusted EBIT for incentive compensation purposes excludes the impact of non-recurring items which in 2024 were primarily related to restructuring and cost reductions, start up resources and scrap, business transformation costs as well as an Electronic Materials inventory adjustment. See Appendix B for a reconciliation of non-GAAP to GAAP financial measures.

The Company's adjusted EBIT, used for incentive compensation purposes, was $131.0 million in 2024, which was below target performance, resulting in a weighted earned payout of 31.43% of target for that portion of the award opportunity. VAS growth was -2.6%, which was below target performance, resulting in a weighted earned payout of 0.00% of target for that portion of the award opportunity. SFCF was $75.5 million, which was below target performance, resulting in a weighted earned payout of 0.00% of target for that portion of the award opportunity.

The Compensation and Human Capital Committee ensures incentive compensation payouts align with Materion's strategic priorities. While annual bonus payouts are entirely based on financial performance, the Committee retains discretion to reduce awards based on qualitative factors such as safety, sustainability, regulatory compliance, and risk management. If performance in an area falls short (e.g., significant safety incident, environmental non-compliance), payouts may be reduced. No such adjustment was made in 2024.

Overall, total MIP awards for participating NEOs were earned at a 31.43% level in 2024. The table below shows the total 2024 MIP awards earned as a result of the adjusted EBIT, VAS growth, and SFCF performance compared to goals:

	MIP Target		MIP Payout as a % of Target	Total MIP Payout
Name	% Base Salary	$
Jugal K. Vijayvargiya	110%	$1,067,000	31.43%	$335,358
Shelly M. Chadwick	70%	358,400	31.43%	112,645
Gregory R. Chemnitz	56%	272,384	31.43%	85,610

The chart below shows the Externally reported adj. EBIT Performance & MIP payout as a percentage of target to executives for each of the last five years.

Long-term Incentive Equity-based Awards

General

Target LTI award values are determined based on consideration of the market data, as well as the experience, responsibilities and performance of each executive. The outstanding equity grants currently held by each NEO are not taken into consideration in making new grants to that NEO.

LTI Award Vehicles and Grants Made in 2024

The LTI program for 2024 had four components and included:

•Stock Appreciation Rights (SARs), which are granted at fair market value and appreciate in value based on increases in our share price and, consequently, the capital appreciation achieved for shareholders. The SARs generally vest one-third on each of the first three anniversaries of the grant date, subject to the NEO's continued service with us on such date, and subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”. The SARs have a term of seven years during which they can be exercised if vested and are settled (when exercised) in shares. The SARs will expire if not exercised prior to the end of the seven-year term.

•Restricted Stock Units (RSUs), which are designed for retention purposes and are earned by our NEOs based on the passage of time and continued employment. The RSUs generally vest one-third on each of the first three anniversaries of the grant date, subject to the NEO's continued service with us on such date, and are settled in shares, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”.

•Performance-based Restricted Stock Units (RTSR PRSUs), which are tied to our Total Shareholder Return (TSR) over three years versus the TSR of our comparison group (identified above under "Peer Group Companies"). These awards are intended to align executive pay with long-term shareholder value creation and RTSR performance. RTSR PRSUs generally vest at the end of the performance period, contingent on the NEO still being employed with us on such date, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”. Any earned RTSR PRSU awards are settled in stock. Award funding can range from 0% to 200% of target levels, based on our three-year TSR positioning relative to comparison group as shown in the table below:

Performance Level	Three-Year RTSR vs. Comparison Group	% of Target RTSR PRSUs Earned
Below Threshold	Below 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Maximum	80th Percentile	200%

•Performance-based Restricted Stock Units (ROIC PRSUs), are tied to our average ROIC for 2024, 2025 and 2026. These ROIC PRSU awards are intended to further align executive pay with Company performance over a multi-year period, as measured by ROIC, which we believe correlates with long-term shareholder value creation. ROIC PRSUs generally vest at the end of the performance period, contingent on the NEO still being employed with us on such date, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”. Any earned ROIC PRSUs are settled in stock. Award funding can range from 0% to 200% of target levels, as shown in the table below:

Performance Level	ROIC	% of Target ROIC PRSUs Earned
Below Threshold	Below 9.4%	0%
Threshold	At 9.4%	50%
Target	At 11.8%	100%
Maximum	14.2% or greater	200%

The target long-term incentive vehicle mix approved for fiscal year 2024 grants is shown in the following chart:

For both RTSR PRSU and ROIC PRSU awards, funding levels for results in between designated performance levels will be determined using straight-line mathematical interpolation. The actual value of these awards will be based on the number of shares earned, if any, and our corresponding stock price at the time of settlement. No dividend equivalents will be paid on any unearned PRSUs.

The table below shows the various equity grants in 2024 and their associated grant date fair values for the NEOs:

Name	2024 Equity Grants (# of shares)				2024 Equity Grants (Grant Date Fair Values)				Total Grant Date Fair Value
	SARs	RTSR PRSUs	ROIC PRSUs	RSUs	SARs	RTSR PRSUs	ROIC PRSUs	RSUs
Jugal K. Vijayvargiya	19,284	7,479	7,479	7,479	$973,071	$1,442,923	$1,014,003	$1,014,003	$4,444,000
Shelly M. Chadwick	4,200	1,629	1,629	3,258	211,932	314,283	220,860	441,720	1,188,795
Gregory R. Chemnitz	2,207	856	856	1,712	$111,365	$165,148	$116,056	$232,113	$624,682

Grant date fair values shown above for SARs reflect the Company's fair value assumptions, and are calculated using the Black-Scholes pricing model, which is used for accounting expense recognition purposes.

The Committee is solely responsible for granting equity awards. The awards traditionally are granted in late February or early March after the Company's annual earnings have been announced. Equity grants for 2024 were made to Mr. Vijayvargiya, Ms. Chadwick and Mr. Chemnitz on March 1, 2024. Regular equity grant target award values are based on a dollar value for Mr. Vijayvargiya $3,600,000, Ms. Chadwick $980,000 and Mr. Chemnitz $515,000.

The Committee adopted Stock Award Administrative Procedure Guidelines related to the various forms of equity grants designed to formalize the process of establishing the date of grant, grant prices at fair market value, and other administrative practices appropriate for equity grants to executives. There is no relationship between the timing of the granting of awards and our release of material non-public information.To minimize the impact of daily stock price volatility, equity grant calculations are based on our average closing stock price for the last full month ending at least ten business days prior to the grant date. Equity grant levels shown above were based on our average closing stock price in January 2024 of $120.33, which differs from the grant date fair values for such awards.

Under the terms of the LTI awards, our NEOs are required to forfeit outstanding awards and pay back any amounts realized from equity grants if they engage in activity deemed to be detrimental to the Company, as defined in the applicable equity award agreements. Any gains on equity grants are also subject to our clawback policies.

Grants Made in 2022 and Payout of 2022 PRSUs
The performance period for the PRSUs granted in 2022 (RTSR and ROIC) ended on December 31, 2024. Award funding for RTSR PRSUs was based on our three-year TSR positioning relative to a peer group (as listed in the Proxy Statement filed in 2023) as follows: performance below the 25th percentile would fund 0% of the target award; performance at the 25th percentile would fund 50% of the target award; performance at the 50th percentile would fund 100% of the target award; and performance at or above the 80th percentile would fund 200% of the target award. Funding levels for results between the designated performance levels were determined using straight-line mathematical interpolation. Our three-year TSR positioning relative to our peer group for the 2022 RTSR PRSUs was at the 58th percentile, resulting in an award payout equal to 126.0% of target award opportunity. Award funding for ROIC PRSUs ranged from 0% to 200% of target as follows: performance of 10.0% ROIC would fund 50% of the target award; performance of 12.5% ROIC would fund 100% of the target award; and performance at or above 15.0% ROIC would fund 200% of the target award. No PRSUs would be earned for performance below the threshold level of 10.0% ROIC. Funding levels for results in between designated performance levels were determined using straight-line mathematical interpolation. Our ROIC as measured by our average ROIC for 2022, 2023 and 2024 was 10.2% resulting in an award payout equal to 54.87% of target award opportunity for the 2022 ROIC PRSUs. For the PRSUs, Mr. Vijayvargiya earned 12,588 units, Ms. Chadwick earned 2,937 and Mr. Chemnitz earned 2,021 units. All amounts include earned share dividend equivalents.

The table below shows the performance unit payout history over the last five years.

Grant Date	Three Year Performance Period	Actual Payout % - Combined	Percentile Rank - RTSR
2022	2022 - 2024	90.0%	57.8%
2021	2021 - 2023	149.0%	78.0%
2020	2020 - 2022	111.0%	71.5%
2019	2019 - 2021	130.0%	67.7%
2018	2018 - 2020	200.0%	81.3%

Other Policies, Practices and Guidelines
Severance Agreements
Mr. Vijayvargiya and Ms. Chadwick are party to a Severance Agreement that provides 18 months and 12 months, respectively, of severance benefits in the event of an involuntary termination of employment by the Company, other than for cause (as defined in the severance agreement) or due to death or disability (or due to certain resignations as described in the Severance Agreement). Mr. Chemnitz is also a party to a Severance Agreement providing for severance benefits in other specified circumstances, as described below. These Severance Agreements were adopted to help retain top level executives.

The Severance Agreements provide Mr. Vijayvargiya, Ms. Chadwick, and Mr. Chemnitz with benefits upon certain qualifying terminations of employment following a change in control. The triggering events for a change in control are described in the section entitled “Potential Payments Upon Termination or Change in Control” below and were designed to be competitive and reasonable based primarily on advice from legal counsel as well as the experience of our directors. If Ms. Chadwick or Mr. Vijayvargiya resign for “good reason” (as described in the Severance Agreement), or their employment is (or was) terminated by the Company for reasons other than for cause, in either case, during the two-year period following a change in control (or due to death or disability), the Severance Agreement generally provides for two years of severance benefits. Under the same circumstances, Mr. Chemnitz will receive essentially three years of severance benefits. The potential severance benefits for Mr. Vijayvargiya. Ms. Chadwick and Mr. Chemnitz are described below under “Potential Payments Upon Termination or Change in Control”.

None of the Severance Agreements provides for any excise tax "gross-up" provisions for the “parachute tax” under Code Section 280G. The Committee has confirmed its intent not to enter into any new Severance Agreements that include such a provision.

The Committee believes the Severance Agreements are an important part of the competitive executive compensation package because they help ensure the continuity and stability of executive management and provide protection to the NEOs. The Committee also believes the Severance Agreements reduce the NEOs' interest in working against a potential change in control and help to minimize interruptions in business operations by reducing any concerns they have of being terminated prematurely and without cause during an ownership transition. The Company benefits from these agreements in that in exchange for the protections offered, each NEO agrees to:

•Refrain from competing while employed and for two years after a termination of employment;
•Refrain from soliciting any employees, agents or consultants to terminate their relationship with us;
•Protect our confidential information; and
•Assign to the Company any intellectual property rights to any discoveries, inventions or improvements made while employed by us and within two years (one year for Mr. Chemnitz) after employment terminates.

Materion Non-CIC Severance Policy
Mr. Chemnitz is eligible for 12 months of severance benefits in the event of an involuntary termination of employment by the Company, other than for cause or due to death or disability. The triggering event for an involuntary termination are described in the section entitled “Potential Payments Upon Termination or Change in Control” below and were designed to be competitive and reasonable based primarily on advice from FW Cook, legal counsel and the experience of our directors.
Retirement Benefits
We provide retirement and deferred compensation benefits to our NEOs under certain Company plans and arrangements, including the:
•Materion Corporation Pension Plan (Pension Plan);
•Materion Corporation Supplemental Retirement Benefit Plan (SRBP);
•Materion Corporation Retirement Savings Plan (401(k) Plan); and
•Materion Corporation Restoration & Deferred Compensation Plan (RDCP).

Prior to 2011, we provided special awards under a plan (further described below in connection with the SRBP) that was designed to supplement the retirement benefits provided under the Pension Plan for participating NEOs. These special awards were eliminated at the end of 2010, with the SRBP assuming the same role beginning in 2011. The Committee believes each of these programs is necessary from a competitive standpoint (because many companies with whom we compete for talent offer similar retirement benefits) and for retention purposes.

Pension Plan
The Pension Plan is a tax-qualified defined benefit pension plan that provides retirement compensation to approximately 22% of our U.S. employees. Mr. Chemnitz is the only NEO that participates in the Pension Plan, as this plan was closed to new employees hired after May 25, 2012. Before June 1, 2005, the benefit formula under the Pension Plan was 50% of the final average earnings over the highest five consecutive years minus 50% of the annual Social Security benefit, with the result prorated for service of less than 35 years. Effective as of May 31, 2005, we froze the benefit under the prior formula for all employees. Mr. Chemnitz did not earn a benefit under this formula.

In 2015, the Board amended the Pension Plan effective January 1, 2016, to allow participants to elect a lump sum payment, limited to $100,000, following termination in lieu of a future annuity.

Effective December 31, 2019, we froze accruals under the Pension Plan for all employees and enhanced the 401(k) Plan for all participants to provide a matching contribution of $1.00 for each dollar contributed up to 4% of compensation deferred by the participant and an annual non-elective contribution based on total cash compensation and the participant’s age, both subject to applicable annual Code limitations.

The Code limitations associated with the Pension Plan are considered by the Committee in determining amounts intended to supplement retirement income for Mr. Chemnitz, such as the SRBP and the RDCP described below. The benefit accumulated under the Pension Plan does not affect any other element of compensation for Mr. Chemnitz, except to the extent it is included in the calculation of payments that may be paid upon a change in control or other potential severance payments, as described below in “Potential Payments Upon Termination or Change in Control”.

SRBP
The Committee and the Board approved the SRBP and it became effective in September 2011. The SRBP is an unfunded, non-qualified deferred compensation plan that provides retirement benefits for a select group of management or highly compensated employees to supplement the pension benefits paid to them from the Pension Plan.

Through 2010, the Committee made special awards to participating NEOs to provide supplemental retirement compensation because of the limitations imposed under the Code, which place caps on the amount of eligible compensation used for purposes of determining benefit amounts under the Pension Plan. Special awards were current, taxable annual payments made to participating NEOs to take the place of a traditional supplemental executive retirement plan. The Committee elected to replace the special awards with the SRBP because the circumstances that gave rise to the special awards concept have changed and become more favorable to the use of a traditional supplemental executive retirement plan. In 2024, Mr. Chemnitz was the only member of senior management who participated in the SRBP before the Pension Plan was closed to new hires on May 25, 2012. Mr. Chemnitz was named as a participant in the SRBP in 2012, with all service included since his hire date in September 2007. Since Mr. Chemnitz did not receive any special awards, his Offset Amount (as explained below) is zero. Mr. Vijayvargiya and Ms. Chadwick do not participate in the SRBP but receive retirement benefits due to Code limitations through the RDCP as described below.

Mr. Chemnitz's benefit under the SRBP will be the amount of his “Prevented Benefits” (as described below), reduced by his designated “Offset Amount” (in other words, the total amount that was paid to him in prior years as special award payments), as set forth in the SRBP. Mr. Chemnitz's interest in benefits payable under the SRBP will be vested and non-forfeitable to the same extent and in the same manner as benefits are vested and non-forfeitable under the Pension Plan. The benefits payable under the SRBP will be paid to Mr. Chemnitz in a single sum payment on or about the first day of the third month next following the date of his separation from service, or in certain cases as necessitated by Section 409A of the Code, the first business day of the month that is at least six months after his separation from service.

“Prevented Benefits” for purposes of the SRBP means the difference, expressed as a single sum, between the regular pension benefits payable to Mr. Chemnitz under the Pension Plan and the regular pension benefits that would be so payable to him under the Pension Plan if such benefits were determined based on the inclusion of any compensation that was deferred on an elective basis under any non-qualified deferred compensation plan or agreement with an employer and without regard to limitations on covered compensation and benefit amounts imposed by the Code and taking into account any special calculation provisions for him as set forth on Schedule I to the SRBP.

Consistent with the Pension Plan, effective December 31, 2019, we froze accruals under the SRBP for all participants. Effective January 1, 2020, Mr. Chemnitz became eligible to receive the annual non-elective contribution under the RDCP plan.
401(k) Plan
The 401(k) Plan is a tax-qualified defined contribution plan. All of the NEOs participate in this plan, which we offer as part of a competitive total compensation package. The 401(k) Plan provides the NEOs and all other eligible employees with the opportunity to defer eligible compensation (on a pre-tax basis) up to specified limits imposed by the Code. In 2024, we made a matching contribution to each participant of $1.00 for each dollar contributed up to 4% of compensation deferred by the participant, and an annual non-elective contribution based on total cash compensation and the participant’s age, both subject to applicable annual Code limitations.

RDCP
The RDCP, which is described below in the section entitled “2024 Non-qualified Deferred Compensation,” provides an opportunity for the NEOs to defer a portion of their compensation and represents an element of what we consider a competitive total compensation package for the NEOs. In addition, for key executives compensated over the Code pay limit, including the NEOs, the RDCP provides retirement benefits due to Code limitations for non-SRBP participants.

Health and Welfare Benefits
The NEOs participate in group life, health and disability programs on the same terms as provided to all salaried employees.

Perquisites
Except for periodic executive physicals, which the Committee views as an element of a competitive total compensation package, no perquisites or personal benefits are provided to the NEOs.

Accounting and Tax Effects
Section 162(m) of the Code generally disallows a federal income tax deduction to public companies like Materion for compensation in excess of $1 million paid to certain current or former executive officers. In making its compensation decisions, the Committee retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent needed to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Stock Ownership Guidelines
The Committee maintains mandatory stock ownership guidelines for executive officers, including our NEOs. The stock ownership guidelines require our covered NEOs to own qualifying shares with targeted values equal to five times base salary for Mr. Vijayvargiya, three times base salary for Ms. Chadwick and equal to base salary for Mr. Chemnitz.

The Committee also maintains stock ownership guidelines for all non-employee directors, requiring them to own qualifying shares with targeted values equal to five times their annual board cash retainer. These guidelines were established by the Committee to promote long-term stock ownership and further align executive and shareholder interests. Executives, including covered NEOs, and non-employee directors, have five years, from the time they are first subject to these guidelines, to achieve targeted ownership levels. The stock ownership guidelines for executive officers and non-employee directors are available under the "Corporate Governance" tab at http://materion.com.

Until guidelines are met, executive officers, including our covered NEOs and non-employee directors are subject to holding requirements as outlined below:

Position	Retention Ratio
Chief Executive Officer and Non-employee Directors	75% of net shares acquired under equity awards will be held until the applicable guideline has been achieved.
Other NEOs	50% of net shares acquired under equity awards will be held until the applicable guideline has been achieved.

Shares that count towards ownership requirements include common shares held directly or indirectly, shares in employee benefit plans, and the after-tax value of unvested time-based RSUs. Unvested PRSUs, vested/unexercised SARs, and unvested SARs do not count toward ownership requirements. Qualifying shares are valued based on our average closing stock price for the last twenty trading days of each year. Once the required ownership level is met as of any annual measurement date, an executive is deemed to be in ongoing compliance with the guidelines as long as he or she continues to own at least the same number of qualifying shares as when the guideline was originally achieved. If an executive fails to achieve the guidelines within the designated five-year compliance period, the Committee has the discretion to take any action deemed appropriate. As of December 31, 2024, all covered NEOs met the ownership guidelines. All non-employee directors have met the ownership guidelines and all non-employee directors who have been directors for at least one year own Company stock.

Anti-hedging/Pledging
Under our Directors, Officers & Key Employees Insider Trading Policy, we prohibit executive officers, directors, and certain other key employees from purchasing any financial instrument or engaging in any other transaction, such as a prepaid variable forward contract, equity swap, collar or exchange fund, that is designed to hedge or offset any decrease in the market value of Company securities. The policy also prohibits insiders from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Insider Trading Policies
We have adopted insider trading policies and procedures applicable to our executive officers, directors and employees, and have implemented processes for the Company, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the New York Stock Exchange standards. Copies of our Directors, Officers & Key Employees Insider Trading Policy and our Insider Trading Policy are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2024.

Clawback Policy
Effective October 2, 2023, the company's Board of Directors approved and adopted a new Compensation Clawback Policy for the company to comply with both the new clawback listing standards of the New York Stock Exchange and new rules and regulations promulgated by the U.S. Securities and Exchange Commission. This policy is in addition to the clawback provisions contained in our equity award agreements that require awardees to forfeit outstanding awards and pay back any amounts from equity grants if they engage in certain activity deemed to be detrimental to the Company. The Committee recognizes that maintaining a clawback policy represents an important protection for shareholders and is an important component of strong corporate governance.

The new Compensation Clawback Policy provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event the company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Triggering events include accounting restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the mandatory accounting restatement provisions of the Compensation Clawback Policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.

In general, the company may utilize a broad range of recoupment methods under the Compensation Clawback Policy for mandatory accounting restatement clawbacks. The Compensation Clawback Policy does not condition such clawback on the fault of the executive officer, but the company is not required to clawback amounts in limited circumstances where the Compensation Committee has made a determination that recovery would be impracticable and (1) the company has already attempted to recover such amounts but the direct expense paid to a third party in an effort to enforce the Compensation Clawback Policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would likely cause the non-compliance of a tax-qualified retirement plan under the Internal Revenue Code of 1986, as amended, and applicable regulations. Operation of the mandatory accounting restatement provisions of the Compensation Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness. The company may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement.

In connection with the adoption of the new Compensation Clawback Policy, the Board amended and revised in its entirety the company’s predecessor 2011 Clawback Policy, as amended and restated, in the form of the Supplemental Clawback Policy. The Supplemental Clawback Policy operates, effective October 2, 2023, separate and distinct from (but in addition to) the new Compensation Clawback Policy. In general, under the Supplemental Clawback Policy, if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements under federal securities laws, we will use all reasonable efforts to recover, from persons currently or formerly covered by the policy (the company’s executive and Section 16 officers, and the company’s executive staff as identified by the Committee, including the NEOs, as described in the policy), excess incentive-based compensation to the extent that such persons, in our determination, willfully committed an act of fraud, dishonesty or recklessness regarding their duties that contributed to such noncompliance (“Misconduct”). For these purposes, excess incentive-based compensation means any incentive-based compensation (for example, annual incentives, performance-based equity awards, and other incentive compensation as described in the policy) paid or granted by us to such persons after 2010 in excess of what they should have been paid or granted had our financial statements been correct in the first place. For certain equity awards not subject to the Supplemental Clawback Policy, if any covered officer engages in Misconduct in connection with such a restatement, the Committee may determine that clawback pursuant to the detrimental conduct provisions of such awards may also be carried out. There shall be no duplication of recovery under the Compensation Clawback Policy and the Supplemental Clawback Policy.

Compensation Policies and Practices - Risk Management
In setting compensation, the Committee considers the risks to Materion's shareholders and to the achievement of our goals that may be inherent in the compensation program. Although a significant portion of our executives' compensation is performance-based and “at-risk,” we believe our executive and employee compensation plans, policies and programs, are appropriately structured and are not reasonably likely to result in a material adverse effect on the Company.

In its review, the Committee noted that:

•Incentive plans provide for balance in that performance measures and goals are tied to the Company's strategic objectives, achievable financial performance centered on the Company's expectations, relative performance against a peer group of companies and specific individual goals;

•A significant portion of variable compensation is delivered in equity (SARs, PRSUs and RSUs) with multi-year vesting. The Company believes that equity compensation helps reduce compensation risk by balancing financial or strategic goals against any other factors management may take into consideration to promote long-term shareholder value;

•Materion has structured incentive plans that provide appropriate upside opportunity while minimizing incentives for management to pursue short-term financial performance at the expense of long-term shareholder value;

•The Company has adopted stock ownership guidelines that include share retention requirements until guidelines are met, to encourage a focus on long-term growth rather than short-term gains;

•The Company extended the scope of its Clawback Policy to recoup from culpable NEOs any gains that are later found to be based on erroneous financial statements; and

•NEO Tally Sheets, summarizing annual compensation, benefits, stock gains, accumulated wealth and contingent awards and benefits are reviewed by the Committee annually.

In addition, under the guidance of FW Cook, the Company conducted a comprehensive risk assessment of its 2024 incentive plans. The assessment results, as reviewed by the Committee, indicated that from a compensation risk perspective, there were no significant risk areas. The two incentive plans in which the NEOs participate (in other words, the MIP and LTIP) were considered "low risk" and well-aligned with sound compensation design principles that provide a balanced approach for delivering incentives at various levels of performance.
COMPENSATION COMMITTEE REPORT
We have reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2024.
The foregoing report has been furnished by the Compensation and Human Capital Committee of the Board.

Craig S. Shular (Chairperson)
Vinod M. Khilnani
Darlene J. S. Solomon
Patrick Prevost

Notwithstanding anything to the contrary as set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings other than our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

2024 SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the compensation of our Chief Executive Officer and our other NEOs who served during the fiscal year ended December 31, 2024:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Jugal K. Vijayvargiya	2024	944,039	—	3,470,929	973,071	335,358	—	135,085	5,858,482
President and Chief	2023	881,731	—	3,350,228	973,351	650,793	—	115,761	5,971,864
Executive Officer	2022	821,154	—	1,864,814	544,434	1,191,471	—	80,669	4,502,542
Shelly M. Chadwick	2024	495,270	—	976,862	211,932	112,645	—	60,902	1,857,611
Vice President, Finance and	2023	469,731	—	1,113,303	207,630	216,249	—	42,075	2,048,988
Chief Financial Officer	2022	444,193	—	564,545	127,048	410,325	—	20,214	1,566,325
Gregory R. Chemnitz	2024	478,185	—	513,318	111,365	85,610	—	42,517	1,230,995
Vice President, General	2023	461,683	—	565,177	128,501	169,117	38,861	43,799	1,407,138
Counsel and Secretary	2022	441,596	—	388,804	87,466	323,978	—	33,263	1,275,107

(1)For 2024, "Salary" includes deferred compensation under the 401(k) Plan in the amount of $26,450 for Mr. Vijayvargiya, $31,111 for Ms. Chadwick, and $30,306 for Mr. Chemnitz.
(2)The amounts reported in this column for 2024 reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for RSUs and based on probable outcome, for the RTSR and ROIC PRSUs granted during 2024, for each NEO. Assuming the highest level of achievement of the performance conditions to which the PRSUs are subject, the grant date fair value of the PRSUs paid in common stock would be: Mr. Vijayvargiya, $4,056,011, Ms. Chadwick,$883,439 and Mr. Chemnitz, $464,226. See the "2024 Grants of Plan-based Awards" table in this proxy statement for more information on awards granted in 2024.
(3)The amounts reported in this column for 2024 reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for SARs granted to each applicable NEO during 2024. See Note R to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2024 for the assumptions used in calculating the fair value. See the “2024 Grants of Plan-based Awards” table in this proxy statement for more information on awards made in 2024.
(4)The amounts in this column for 2024 represent the payments made to the NEOs under the MIP.
(5)The amounts in this column for 2024 represent the aggregate change in the actuarial present value of the accumulated benefit under the Pension Plan and SRBP as otherwise discussed in this proxy statement. There were no preferential or above market earnings during 2024 under the RDCP plan. The amounts for the change in the pension and SRBP values resulted in a negative amount ($4,529), therefore, no change is listed.
(6)For Mr. Vijayvargiya, “All Other Compensation” for 2024 includes Company match in the 401(k) Plan ($13,800), group life insurance premiums, an employer contribution to the RDCP ($43,580) and dividend equivalents on equity awards ($73,120). For Ms. Chadwick, “All Other Compensation” for 2024 includes Company match in the 401(k) Plan ($11,622), group life insurance premiums, an employer contribution to the RDCP ($12,376) and the Company contribution to a Health Savings Account and dividend equivalents on equity awards ($32,290). For Mr. Chemnitz, “All Other Compensation” for 2024 includes Company match in the 401(k) Plan ($9,349), group life insurance premiums, an employer contribution to the RDCP ($11,392), the Company contribution to a Health Savings Account and dividend equivalents on equity awards ($17,401).

2024 GRANTS OF PLAN-BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Under- lying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Type of Grant	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maxi- mum (#)
Jugal K.	MIP		40,013	1,067,000	2,134,000	—	—	—	—	—	—	—
Vijayvargiya	PRSUs (RTSR)	3/1/2024	—	—	—	3,740	7,479	14,958	—	—	—	1,442,923
	PRSUs (ROIC)	3/1/2024	—	—	—	3,740	7,479	14,958	—	—	—	1,014,003
	RSUs	3/1/2024	—	—	—	—	—	—	7,479	—	—	1,014,003
	SARs	3/1/2024	—	—	—	—	—	—	—	19,284	135.58	973,071
Shelly M.	MIP		13,440	358,400	716,800	—	—	—	—	—	—	—
Chadwick	PRSUs (RTSR)	3/1/2024	—	—	—	815	1,629	3,258	—	—	—	314,283
	PRSUs (ROIC)	3/1/2024	—	—	—	815	1,629	3,258	—	—	—	220,860
	RSUs	3/1/2024	—	—	—	—	—	—	3,258	—	—	441,720
	SARs	3/1/2024	—	—	—	—	—	—		4,200	135.58	211,932
Gregory R.	MIP		10,214	272,384	544,768	—	—	—	—	—	—	—
Chemnitz	PRSUs (RTSR)	3/1/2024	—	—	—	428	856	1,712	—	—	—	165,148
	PRSUs (ROIC)	3/1/2024	—	—	—	428	856	1,712	—	—	—	116,056
	RSUs	3/1/2024	—	—	—	—	—	—	1,712	—	—	232,113
	SARs	3/1/2024	—	—	—	—	—	—	—	2,207	135.58	111,365

(1)These columns show the RTSR and ROIC PRSUs that were granted in 2024. The first referenced award of PRSUs will be earned based on the degree of achievement of RTSR goals during the 2024-2026 performance period and the second referenced award of PRSUs will be earned based on the degree of achievement of ROIC goals during the 2024-2026 performance period. Any earned awards will be settled in common shares and will vest at the end of the 2024-2026 performance period provided these executives are continuously employed throughout the performance period, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”.
(2)This column shows the time-based RSUs that were granted in 2024. These RSUs will vest one-third on each of the first three anniversaries of the grant date, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”.
(3)This column shows the SARs that were granted in 2024. One-third of the SARs vest and become exercisable on each of the first three anniversary dates measured from March 1, 2024 provided these executives are continuously employed three years from the date of grant, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”.
(4)The amounts reported in this column reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for SARs and RSUs, and the fair value is based on the probable outcome for PRSUs. See Note Q to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2024 for the assumptions used in calculating fair values.

Executive Employment Arrangements
None of the NEOs have an employment agreement. However, each NEO has a Severance Agreement that provides the executive with severance benefits upon involuntary termination, or termination for good reason as defined in the agreement, as a result of a change in control and, Mr. Vijayvargiya and Ms. Chadwick, will receive severance benefits (18 and 24 months, respectively) in the event of certain involuntary terminations in the absence of a change in control. Mr. Chemnitz's Severance Agreement does not include severance for an involuntary termination in the absence of a change of control; however, he is eligible for 12 months of severance benefits under the Materion Non-CIC Severance Policy. Discussion of the payouts provided for various termination situations is set forth in the section “Potential Payments Upon Termination or Change in Control” below.

OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis- able (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Jugal K. Vijayvargiya	32,122	—	58.30	2/22/2026	—	—	—	—
	28,071	—	50.95	2/19/2027	—	—	—	—
	24,594	—	68.82	2/17/2028	—	—	—	—
	14,030	7,015	80.85	3/1/2029	—	—	—	—
	7,675	15,352	113.28	3/1/2030	—	—	—	—
	—	19,284	135.58	3/1/2031	—	—	—	—
	—	—	—	—	15,352	1,518,006
	—	—	—	—			31,588	3,123,421
	106,492	41,651
Shelly M. Chadwick	5,785	—	68.82	2/17/2028	—	—	—	—
	3,274	1,637	80.85	3/1/2029	—	—	—	—
	1,637	3,275	113.28	3/1/2030	—	—	—	—
	—	4,200	135.58	3/1/2031	—	—	—	—
	—	—	—	—	8,488	839,293
	—	—	—	—	—	—	6,804	672,780
	10,696	9,112
Gregory R. Chemnitz	1,459	—	68.82	2/17/2028	—	—	—	—
	1,127	1,127	80.85	3/1/2029	—	—	—	—
	1,013	2,027	113.28	3/1/2030	—	—	—	—
	—	2,207	135.58	3/1/2031	—	—	—	—
	—	—	—	—	4,553	450,201	—	—
	—	—	—	—	—	—	3,902	385,830
	3,599	5,361
(1)These amounts represent (from top to bottom for each NEO) the SARs that were granted February 22, 2019 and February 19, 2020 for Mr. Vijayvargiya (generally one-third vest on each anniversary of the grant date) and February 17, 2021, March 1, 2022, March 1, 2023 and March 1, 2024 for Mr. Vijayvargiya, Ms. Chadwick and Mr. Chemnitz (generally one-third vest on each anniversary of the grant date). The SARs were granted seven years prior to their expiration date.
(2)Time-based RSUs will vest one-third on each anniversary of the grant date for Mr. Vijayvargiya, Ms. Chadwick and Mr. Chemnitz and are subject to forfeiture if these executives are not employed on the respective vesting date for for each grant, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”. All amounts in the table above include earned share dividend equivalents. Time-based RSUs were granted to Mr. Vijayvargiya, Ms. Chadwick and Mr. Chemnitz in 2022, 2023 and 2024 as follows:

Name	3/01/22 Grant (#)	3/01/23 Grant (#)	3/01/24 Grant (#)
Jugal K. Vijayvargiya	6,863	8,219	7,479
Shelly M. Chadwick	3,203	5,273	3,258
Gregory R. Chemnitz	2,823	2,170	1,712

(3)The market value of shares shown above were based on the December 31, 2024 closing stock price of $98.88.
(4)PRSUs were granted to Mr. Vijayvargiya, Ms. Chadwick and Mr. Chemnitz on March 1, 2023 and March 1, 2024. All amounts include earned share dividend equivalents. The RTSR PRSUs will be earned based on our RTSR performance over three years versus industry peers and the ROIC PRSUs will be earned based on our ROIC performance over three years. PRSU grants settle entirely in shares.

	3/1/2023 PRSU Grant @ Target			3/1/2024 PRSU Grant @ Target			Total PRSUs @ Target
Name	RTSR	ROIC	Total	RTSR	ROIC	Total
Jugal K. Vijayvargiya	8,219	8,219	16,438	7,479	7,479	14,958	31,396
Shelly M. Chadwick	1,753	1,753	3,506	1,629	1,629	3,258	6,764
Gregory R. Chemnitz	1,085	1,085	2,170	856	856	1,712	3,882

2024 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jugal K. Vijayvargiya	24,791	1,750,245	34,856	4,603,626
Shelly M. Chadwick	—	—	15,053	1,933,898
Gregory R. Chemnitz	—	—	8,112	1,072,589

2024 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jugal K. Vijayvargiya	Materion Corporation Pension Plan	—	—	—
	Materion Corporation Supplemental Retirement Benefit Plan	—	—	—
Shelly M. Chadwick	Materion Corporation Pension Plan	—	—	—
	Materion Corporation Supplemental Retirement Benefit Plan	—	—	—
Gregory R. Chemnitz (1)	Materion Corporation Pension Plan	12	391,327	—
	Materion Corporation Supplemental Retirement Benefit Plan	12	587,172	—
(1) -The years of service shown in the table for Mr. Chemnitz represent his service while eligible for participation in the applicable plans. The actual years of service for Mr. Chemnitz as of December 31, 2024 was 17.
Assumptions:
•Measurement Date: December 31, 2024
•Interest Rate for Present Value: 5.72% for Pension Plan and 5.72% for Supplemental Retirement Benefit Plan (SRBP)
•Mortality (Pre-commencement): None
•Mortality Pension Plan (Post-commencement): PRI-2012 Non-Disabled Annuitant Mortality Table for males projected generationally using Scale MP-2020 starting from 2012 (the base year of the PRI-2012 study)
•Mortality SRBP (Post-commencement): The table prescribed by the IRS for minimum lump sum purposes for plan years beginning in 2025 (a version of RP-2014, with static projection to future years using scale MP-2021 improvement)
•Withdrawal and disability rates: None
•Retirement rates: None prior to age 65
•Normal Retirement Age: Age 65

•Accumulated benefit is calculated based on credited service at the end of 2019 (the date accruals under both plans were frozen)
•All results shown are estimates only; actual benefits will be based on data, pay and service at time of retirement

The Pension Plan (qualified pension plan) is a defined benefit plan under which Mr. Chemnitz accrued benefits through December 31, 2019.

Beginning June 1, 2005, the qualified pension plan formula was changed to 1% of each year’s earnings. Mr. Chemnitz was hired on September 17, 2007. His retirement benefits will be equal to 1% of each year’s earnings. Effective as of the close of business on May 25, 2012, the qualified pension plan was closed to new entrants. Mr. Vijayvargiya and Ms. Chadwick do not participate in the qualified pension plan. Effective December 31, 2019, all accruals were frozen under the qualified pension plan.

The “2024 Pension Benefits” table shows for Mr. Chemnitz the number of years of credited service, present value of accumulated benefit and payments during the last fiscal year under the qualified pension plan. We do not sponsor any other qualified defined benefit plan that provides benefits to Mr. Chemnitz. We also sponsor a non-qualified defined benefit plan that provides benefits to Mr. Chemnitz. See the section entitled “Supplemental Retirement Benefit Plan (SRBP)” for more information. Mr. Vijayvargiya and Ms. Chadwick do not participate in the SRBP.

The “Present Value of Accumulated Benefit” is the lump-sum value as of December 31, 2024 of the annual pension benefit that was earned as of December 31, 2024 that would be payable under the qualified pension plan for Mr. Chemnitz for life beginning at his normal retirement age. The normal retirement age is defined as age 65 in the qualified pension plan. Certain assumptions were used to determine the lump-sum value and to determine the annual pension that is payable beginning at normal retirement age. Those assumptions are described immediately following the “2024 Pension Benefits” table.

If the participant terminates employment before completing ten years of service, the annuity may not commence prior to age 65. If the participant terminates employment after completing ten years of service, the annuity may commence as early as age 55 and is reduced 6.67% per year between ages 60 and 65 and 3.33% per year between ages 55 and 60 based on the participant’s age at commencement, if the benefit commences prior to normal retirement age. An unreduced benefit is available commencing at age 62 for those participants who terminate after age 55 with at least 30 years of service. At year-end 2024, Mr. Chemnitz had attained normal retirement eligibility.

Benefits provided under the qualified pension plan are based on compensation up to a compensation limit under the Code (which was $280,000 in 2019). In addition, benefits provided under the qualified pension plan may not exceed a benefit limit under the Code (which was $265,000 payable as a single life annuity beginning at normal retirement age in 2024).

Compensation is generally equal to the total amount that is included in income (such as regular base salary, incentive compensation under any form of incentive compensation plan, sales commissions and performance-restricted shares of stock at the time these shares are included in the participant’s gross income for Federal income tax purposes), plus salary reduction amounts under sections 125 and 401(k) of the Code. The annual salary and bonus for 2024, for Mr. Chemnitz is indicated in the “2024 Summary Compensation Table.”

A participant’s years of credited service are based on the years an employee participates in the qualified pension plan. The years of credited service for Mr. Chemnitz is based on his service while eligible for participation in the qualified pension plan.

Mr. Chemnitz is eligible only to have his benefits payable in the form of an annuity with monthly benefit payments.

The qualified pension plan was designed to provide tax-qualified pension benefits for some of our employees. Benefits under the qualified pension plan are funded by an irrevocable tax-exempt trust. Mr. Chemnitz’s benefits under the qualified pension plan are payable from the assets held by the tax-exempt trust.

Supplemental Retirement Benefit Plan (SRBP)

Adopted effective September 13, 2011, the SRBP is an unfunded, non-qualified deferred compensation plan that provides benefits for a select group of management or highly compensated employees named in the SRBP document in order to supplement the pension benefits paid to them from the Pension Plan.

Mr. Vijayvargiya and Ms.Chadwick do not participate in the SRBP. Mr. Chemnitz was named as a participant in the SRBP effective December 2012 with all service included since his hire date in September 2007. The participant’s interest in benefits payable under the SRBP will be vested and non-forfeitable to the same extent and in the same manner as benefits are vested and non-forfeitable under the Pension Plan. The benefits payable under the SRBP will be paid to the participant in a single sum payment on or about the first day of the third month (or, in certain cases as necessitated by tax law provisions, the sixth month) following the date of his separation from service.

“Prevented Benefits” for purposes of the SRBP means the difference, expressed as a single sum, between the regular pension benefits payable to a participant under the Pension Plan and the regular pension benefits that would be so payable to the participant under the Pension Plan if such benefits were determined including any compensation that was deferred on an elective basis under any non-qualified deferred compensation plan or agreement with a participant and without regard to limitations on covered compensation and benefit amounts imposed by the Code.

Effective December 31, 2019, all accruals were frozen under the SRBP. Effective January 1, 2020, Mr. Chemnitz became eligible to receive the annual non-elective contribution under the RDCP plan.

We are under no obligation to set aside funds specifically designated to pay these supplemental amounts and are not presently maintaining any kind of trust for this purpose.
2024 NON-QUALIFIED DEFERRED COMPENSATION

We maintain one non-qualified deferred compensation arrangement for executives, the Materion Corporation Restoration & Deferred Compensation Plan (RDCP). The primary purpose of this plan is to provide benefits in the event a participant’s compensation exceeds the amount of compensation that may be taken into account for deferring income and matching contributions under the 401(k) Plan and a Company contribution based on annual compensation over the Code limit and the participant's age.
The RDCP provides executives an opportunity to make deferral elections generally not permitted under the 401(k) Plan. Code Section 401(a)(17) limits the amount of compensation that may be taken into account for deferrals under the 401(k) Plan. For 2024, that limit was $345,000. As of the effective date, selected executives may elect each year to defer all or any portion of the sum of his or her MIP payouts, payable in cash for that year, plus up to 50% of his or her base salary.

Each executive’s compensation deferrals earn returns at a rate equal to the return on hypothetical investments selected by the executive from a list of mutual funds identified by the Compensation Committee. Investment selection is intended to be the same or similar to that offered under the 401(k) Plan, but this is not required. The executive’s investment selection is used only to determine earnings credits on the compensation deferrals under the RDCP. We are not obligated to invest any funds in the mutual funds selected by the executive. Earnings returns will change from year to year at the same rate as the returns on the benchmark selected by the executive.

In addition, the RDCP provides retirement benefits of the 401(k) Plan that are limited under the Code for selected executives, including the NEOs, based on the total cash compensation and the participant's age. The RDCP is unfunded. Deferred compensation credits and related earnings credits for each executive are maintained in a book reserve account. We are under no obligation to set aside funds specifically designated to pay these deferred income amounts. However, we maintain a trust, as part of the general assets of the Company, intended to pay these deferred income amounts. In the event the Company becomes insolvent , the assets in the trust would be available to satisfy creditors of the Company, just as any other general assets of the Company, before the deferred income amounts would be paid. In other words, each executive participating in the RDCP is an unsecured general creditor of the Company with respect to the payment of his or her RDCP benefits.

The table below shows 2024 activity in the NEOs' RDCP accounts. Activity includes deferrals to the RDCP of executive contributions, earnings credited to the RDCP and the aggregate balance of the NEOs' RDCP accounts, if applicable, as of December 31, 2024.

Name	Plan	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
Jugal K. Vijayvargiya	RDCP	517,575	43,580	175,275	(172,488)	1,400,277
Shelly M. Chadwick	RDCP	—	12,376	1,473	—	32,339
Gregory R. Chemnitz	RDCP	97,095	11,392	163,091	—	1,502,912
(1)The amount in this column is also included in the "Salary" column of the "2024 Summary Compensation Table".
(2)The amount in this column is also included in the "All Other Compensation" column of the "2024 Summary Compensation Table".
(3)None of the amounts in this column were included in the ”2024 Summary Compensation Table”.
(4)Of these amounts, $867,632 for Mr. Vijayvargiya, $17,646 for Ms. Chadwick and $735,467 for Mr. Chemnitz were reported in prior years' Summary Compensation Tables.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into Severance Agreements with the NEOs to help ensure the continuity and stability of our senior management. The other incentive arrangements we maintain also provide for payments to be made to the NEOs upon certain terminations of employment. In general, this disclosure quantifies certain payments and benefits that would be provided to the NEOs upon certain terminations of employment and/or a change in control.

Severance Agreements

Severance Benefits In Absence of a Change in Control. The Severance Agreement with each of Mr. Vijayvargiya and Ms. Chadwick provides that if the executive's employment is terminated by the Company or one of its affiliates, except for cause (or death or disability), or if the executive resigns as a result of good reason (as described in the Severance Agreement) in the absence of a change in control, the executive will be entitled to severance benefits.

Severance benefits for Mr. Vijayvargiya and Ms. Chadwick include rights to:
•a lump-sum payment of 150% for Mr. Vijayvargiya and 100% for Ms. Chadwick, respectively, of the executives highest annual salary (for any period prior to the termination date) and the executive's three-year average annual cash incentive compensation (but if the termination occurs prior to the end of the third fiscal year following the date of the Severance Agreement, at the target level);
•the continuation of medical and life insurance benefits for up to 18 or 12 months, respectively; and
•reasonable fees for outplacement services, up to a maximum of $20,000.

In addition, for Mr. Vijayvargiya, all RSUs vest at 100% levels. For Ms. Chadwick, all RSUs vest on a pro-rated basis for number of days employed during applicable vesting period if the severance benefits are applicable. For both, all PRSUs vest on a pro-rated basis depending on actual performance, and all SARs for Mr. Vijayvargiya, become fully vested and exercisable and for Ms. Chadwick SARs become fully vested and exercisable on a pro-rated basis, if the severance benefits are applicable.

Mr. Chemnitz is covered by the Materion Non-CIC Severance Policy which include rights to the following benefits [if his employment is terminated by the Company without cause]:
•a lump-sum payment of 100% of his base salary (for period prior to the termination date) and his annual cash incentive compensation target bonus;
•the continuation of medical and life insurance benefits for up 12 months and
•reasonable fees for outplacement services, up to a maximum of $20,000.

In addition, the Materion 2006 Stock Incentive Plan (Amended and Restated as of May 3, 2017) will determine equity treatment in the event of termination.

Change in Control Severance Benefits. In the event of a “change in control” of the Company, as defined in the Severance Agreements, and if the executive’s employment is terminated by us or one of our affiliates except for cause (or death or disability), or (in the case of Mr. Chemnitz) he resigns within one month after the first anniversary of the change in control for any reason, or the executive resigns within two years (three years for Mr. Chemnitz) of the change in control for good reason (as described in the Severance Agreement), (A) Mr. Vijayvargiya and Ms. Chadwick are entitled to receive similar severance benefits to those described above based on a two-year period with the annual incentive amount based on the higher of (1) the target for the year of termination or (2) the average for the three prior years, and (B) Mr. Chemnitz is entitled to severance benefits, based on a three-year period rather than a two-year period, with the annual incentive amount based on the higher of (1) the target for the year in which the change in control occurs or (2) the highest amount earned after the change in control or in the three years preceding the year of the change in control. The Severance Agreements also provide that, in the event of a change in control, the Company will pay the executive a lump sum amount equal to the pro-rata target value of any MIP award for the performance period in which the change in control occurs, disregarding applicable vesting requirements. The acceleration of outstanding long-term equity and equity-based awards will be subject under the terms of the applicable award agreements to "double trigger" vesting. An involuntary termination or termination for good reason following the commencement of discussions with a third party which ultimately results in a change in control will also activate the change in control benefits. Payment of the change in control benefits under the Severance Agreements is subject to a reduction in order to avoid the application of the excise tax on “excess parachute payments” under the Code, but only if the reduction would increase the net after tax amount received by the executive.

Nonsolicitation and Noncompetition Provisions. Under the Severance Agreements, each covered NEO agrees not to solicit any of our employees, agents or consultants to terminate their relationship with us, to protect our confidential business information and not to compete with us during employment and generally for a period of (1) two years (one year for Mr. Chemnitz) following termination of the NEO’s employment by us or one of our affiliates, or (2) one year following a termination of employment for any other reason. Each executive also assigns to us any intellectual property rights he may otherwise have to any discoveries, inventions or improvements made while in our employ or within two years (one year for Mr. Chemnitz) thereafter.

Under the Materion Non-CIC Severance Policy each covered NEO agrees not to solicit any of our employees, agents or consultants to terminate their relationship with us, to protect our confidential business information and not to compete with us during employment and generally for a period of two years termination of the NEO’s employment by us or one of our affiliates.

Amounts Payable Under Severance Agreements/Policy.  The following table sets forth the amounts payable under the Severance Agreements and Materion Non-CIC Severance Policy assuming a termination without cause or a termination for good reason occurring on December 31, 2024. Note that this table does not include any benefits payable to the NEOs under our retirement plan(s), or any payout to the NEOs under the RDCP. For more information about these benefits, see the "2024 Pension Benefits" and the "2024 Non-qualified Deferred Compensation" table and related narratives above. Additional information about the amounts payable to the NEO in the event of retirement, death or permanent disability is presented separately after the table.

	Jugal K. Vijayvargiya		Shelly M. Chadwick		Gregory R. Chemnitz
	Involuntary Not For Cause Termination or Qualifying Resignation ($)	Involuntary or Good Reason Termination after a Change in Control ($)	Involuntary Not For Cause Termination ($)	Involuntary or Good Reason Termination after a Change in Control ($)	Involuntary Not For Cause Termination ($)	Involuntary or Good Reason Termination after a Change in Control ($)
Base Salary/Annual Bonus	3,049,472	4,074,000	890,775	1,781,550	758,784	1,788,214
Welfare Benefits	33,847	45,129	24,227	48,455	16,507	33,013
Outplacement Services	20,000	20,000	20,000	20,000	20,000	20,000
Annual MIP (1)	N/A	1,067,000	$-	358,400	272,384	272,384
SARs Accelerated Vesting	126,480	126,480	27,925	29,515	—	20,320
RSUs/PRSUs Accelerated Vesting (2)	2,935,776	4,641,427	746,024	1,512,073	—	836,030
Total	6,165,575	9,974,036	1,708,951	3,749,993	1,067,675	2,969,961

(1)The amount reported assumes that the Severance Agreements would provide Mr. Vijayvargiya and Ms. Chadwick with an amount equal to the applicable target level without pro-ration, regardless of actual performance and for Mr. Chemnitz that the Materion Non-CIC Severance Policy would provide a prorated amount based on actual performance not to exceed a target payout.
(2)The amount reported assumes that (a) the 2022-2024 PRSUs have already been earned as of the termination date and (b) the amounts reported for Mr. Vijayvargiya and Ms. Chadwick for accelerated vesting of RSUs and PRSUs for terminations in connection with a change in control reflect double trigger acceleration amounts and target performance for the 2023-2025 and 2024-2026 PRSUs. The Materion Non-CIC Severance Policy does not provide for any vesting acceleration for RSUs or PRSUs.

Benefits Payable Upon Retirement, Death or Disability Under Incentive Plans

Annual Cash Incentive Plan

Management Incentive Plan (MIP). The NEOs are participants in our MIP, which provides for annual, lump-sum cash payments that are based on achieving pre-established financial objectives and qualitative performance factors. Generally, an executive must be employed on the day of payment in order to receive an award under the MIP. However, if an executive dies while employed by us or any subsidiary, or retires under one of our retirement plans during a plan year, the executive will receive an award pro-rated to the beginning of the month following the executive’s termination date. In order to be eligible for a prorated MIP payout. the executive must serve at least four months in the fiscal year. Assuming that the MIP payouts would not be pro-rated in the event of a termination due to death or retirement occurring on December 31, 2024, the payout of 2024 MIP awards on such a termination (as applicable) would have been $342,827, $115,154 and $87,517 for Mr. Vijayvargiya, Ms. Chadwick and Mr. Chemnitz, respectively.

2006 Stock Incentive Plan (As Amended and Restated as of May 3, 2017)

The Materion Corporation 2006 Stock Incentive Plan was last amended and restated as of May 3, 2017 (2006 Plan). The 2006 Plan authorizes the Compensation Committee to provide equity-based compensation in the form of Performance Restricted Stock, Performance Shares, Performance Units, Restricted Stock, Option Rights, SARs, RSUs and PRSUs for the purpose of providing incentives and rewards for superior performance.

Restricted Stock Units (RSUs). Each of the NEOs has received grants of RSUs under the 2006 Plan. The RSU award agreements provide that all outstanding RSUs will immediately vest if the NEO dies or becomes permanently disabled while employed by the Company or any subsidiary during the applicable vesting period. RSU award agreements provide that the grants are forfeited if the NEO is not employed on the date of vesting, even if the NEO retires, unless otherwise determined by the Committee.

Assuming a termination of employment due to death, or permanent disability on December 31, 2024, the value of accelerated vesting of the RSUs would have been $1,518,006, $839,293 and $450,200 for Mr.Vijayvargiya, Ms. Chadwick, and Mr. Chemnitz, respectively.

Stock Appreciation Rights (SARs). Mr. Vijayvargiya, Ms. Chadwick and Mr. Chemnitz have received grants of SARs under the 2006 Plan. The award agreements generally provide that SARs terminate 190 days after termination of employment, and vested SARs can be exercised during that period. However, the award agreements also provide that all SARs will immediately vest if the executive dies or becomes permanently disabled during the applicable vesting period while employed by the Company or any subsidiary; the vested SARs would then terminate one year after the termination of employment due to the NEO's death or disability (or until the expiration of the term of the SARs, if earlier). If the NEO retires (as described in the award agreement) during the applicable vesting period, then the SARs will be forfeited if the executive is not employed on the date of vesting, pursuant to the award agreement, unless otherwise determined by the Committee.

Assuming a termination of employment due to death or permanent disability on December 31, 2024, the value of any accelerated or continued vesting of the SARs would have been $126,480, $29,515 and $20,320 for Mr.Vijayvargiya, Ms. Chadwick, and Mr. Chemnitz, respectively, at the closing price on December 31, 2024 of $98.88.

Performance-based Restricted Stock Units (PRSUs). Under the 2006 Plan, Mr. Vijayvargiya, Ms. Chadwick and Mr. Chemnitz received grants of PRSUs in 2022, 2023 and 2024. Generally, all or a percentage of the PRSUs become non-forfeitable and payable only if certain performance goals are met. However, the award agreements provide that 100% of the PRSUs will immediately become non-forfeitable and payable if the executive dies or becomes permanently disabled while employed by the Company or any subsidiary during the performance period. If the NEO retires (as described in the award agreement) during the applicable performance period, then the PRSUs will continue to be eligible to become non-forfeitable and payable as if the NEO continued to be employed during the performance period. Assuming a termination of employment due to death or permanent disability on December 31, 2024, the value of the accelerated vesting of the PRSUs would have been $3,123,421, $672,780 and $385,830 for Mr. Vijayvargiya, Ms. Chadwick and Mr. Chemnitz, respectively. Assuming a termination of employment due to retirement on December 31, 2024, the value of continued non-forfeitability of the PRSUs would have been $385,830 for Mr. Chemnitz.

Equity Compensation Plan Information
The table below sets forth information as of December 31, 2024:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(4)
Equity compensation plans approved by security holders:
2006 Stock Incentive Plan(1)	453,055	$85.86	561,527
2006 Non-employee Director Equity Plan(2)	9,200	NA	28,854
Equity compensation plans not approved by security holders:
None	—	—	—
Total	462,255	NA	590,381
NA = Not applicable because restricted stock unit awards do not have an exercise price.
(1) Consists of stock appreciation rights, restricted stock units, and performance-based restricted stock units awarded under our 2006 Stock Incentive Plan. This number includes performance-based restricted stock units assuming target payout levels.
(2) Consists of restricted stock units awarded under our 2006 Non-employee Director Equity Plan.
(3) Represents the weighted-average exercise price of outstanding stock appreciation rights.
(4) Represents the number of shares of common stock available to be awarded as of December 31, 2024, all of which may be issued for awards other than options, warrants or rights.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation calculated according to SEC requirements (which includes value related to awards and option awards as if they were vested at the end of the year presented) and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis.”

Pay Versus Performance
Year	Summary Compensation Table Total For PEO[1] ($)	Compensation Actually Paid to PEO[2] ($)	Average Summary Compensation Table Total for non-PEO NEOs[3] ($)	Average Compensation Actually Paid to non-PEO NEOs[4] ($)	Value of Initial Fixed $100 Investment Based on:		Net Income (GAAP) (000's)[7] ($)	Adjusted EBIT (000's)[8] ($)
					Total Shareholder Return[5]	Peer Group Total Shareholder Return[6]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	5,858,482	(3,614,986)	1,544,303	(398,231)	$170.49	$156.61	5,888	130,996
2023	5,971,864	11,078,631	1,728,063	2,932,628	$222.19	$156.65	95,702	139,154
2022	4,502,542	5,329,286	1,420,716	1,542,675	$149.60	$130.56	85,990	136,919
2021	4,453,834	7,853,142	1,476,795	2,220,581	$156.22	$142.13	72,474	99,457
2020	2,572,972	3,921,040	899,344	352,807	$107.95	$121.06	15,462	45,852

1 The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Vijayvargiya for each corresponding year in the “Total” column of the applicable year's Summary Compensation Table. Refer to “Executive Compensation – Executive Compensation Tables – Summary Compensation Table.”
2 The dollar amounts reported in column (c) represent the amount of “compensation actually paid” (or "CAP") to Mr. Vijayvargiya, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts include in part the compensation paid to Mr. Vijayvargiya based on certain financial performance of the Company achieved as well as value related to equity compensation that would have been paid if the stock and option awards vested at the end of the year presented.

	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards(a) ($)	Equity Award Adjustments(b) ($)	Reported Change in the Actuarial Present Value of Pension Benefits ($)	Pension Adjustments ($)	Compensation Actually Paid to PEO ($)
2024	5,858,482	(4,444,000)	(5,029,468)	—	—	(3,614,986)
2023	5,971,864	(4,323,579)	9,430,346	—	—	11,078,631
2022	4,502,542	(2,409,248)	3,235,992	—	—	5,329,286
2021	4,453,834	(2,247,632)	5,646,940	—	—	7,853,142
2020	2,572,972	(1,656,754)	3,004,822	—	—	3,921,040
(a) The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b) The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends, dividend equivalents or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2024	(1,939,558)	(2,627,445)	—	(462,465)	—	—	(5,029,468)
2023	5,109,574	1,841,929	—	2,478,843	—	—	9,430,346
2022	2,725,884	245,856	—	264,252	—	—	3,235,992
2021	3,244,507	896,712	—	1,505,721	—	—	5,646,940
2020	2,243,910	858,882	—	(97,970)	—	—	3,004,822

3 The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Vijayvargiya) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs included for purposes of calculating the average amounts in 2024 through 2021 are Greg Chemnitz and Shelly Chadwick. The NEOs included for purposes of calculating the average amounts in 2020 are Greg Chemnitz, Shelly Chadwick, Joseph Kelley and Stephen Shamrock.
4 The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Vijayvargiya), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts include in part the compensation paid to the NEOs based on certain financial performance of the Company achieved as well as- value related to equity compensation that would have been paid if the stock and option awards vested at the end of the year presented.
In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Vijayvargiya):

	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Reported Value of Equity Awards ($)	Equity Award Adjustments(a) ($)	Reported Change in the Actuarial Present Value of Pension Benefits ($)	Pension Adjustments ($)	Compensation Actually Paid to Non-PEO NEOs ($)
2024	1,544,303	(906,739)	(1,035,795)	—	—	(398,231)
2023	1,728,063	(1,007,306)	2,211,871	—	—	2,932,628
2022	1,420,716	(583,932)	705,891	—	—	1,542,675
2021	1,476,795	(569,016)	1,312,802	—	—	2,220,581
2020	899,344	(445,818)	(57,587)	(43,132)	—	352,807

(a) The amounts deducted or added in calculating the total average equity award adjustments are included below. The methodology for calculating each applicable adjustment is consistent with the methodology described in note (2)(b) above.

	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2024	(367,816)	(531,814)	—	(136,165)	—	—	(1,035,795)
2023	1,181,805	480,469	—	549,597	—	—	2,211,871
2022	682,354	30,549	—	(7,012)	—	—	705,891
2021	810,136	303,517	—	199,149	—	—	1,312,802
2020	408,365	53,565	—	(33,167)	(486,350)	—	(57,587)

5 Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period assuming $100 initial investment on December 31, 2019. The measurement period for 2020 is January 1, 2020 through December 31, 2020. The measurement period for 2021 is January 1, 2020 through December 31, 2021. The measurement period for 2022 is January 1, 2020 through December 31, 2022. The measurement period for 2023 is January 1, 2020 through December 31, 2023. The measurement period for 2024 is January 1, 2020 through December 31, 2024.
6 Represents cumulative TSR for S&P 600 - Materials Index for each respective measurement period assuming $100 initial investment on December 31, 2019. The measurement period for 2020 is January 1, 2020 through December 31, 2020. The measurement period for 2021 is January 1, 2020 through December 31, 2021. The measurement period for 2022 is January 1, 2020 through December 31, 2022. The measurement period for 2023 is January 1, 2020 through December 31, 2023. The measurement period for 2024 is January 1, 2020 through December 31, 2024.

7 The dollar amounts reported represent the amount of GAAP net income reflected in the Company’s audited financial statements for the applicable year.
8 Adjusted EBIT is defined as earnings before interest, taxes, and other unusual charges. See the "2024 Company Performance Overview" section for further description as well as Appendix B for reconciliation of non-GAAP to GAAP financial measures. While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EBIT is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to Company performance.
2024 Tabular List
As described in greater detail in “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company's performance are as follows:
•Adjusted EBIT
•Relative TSR
•Return on Invested Capital
•Simplified Free Cash Flow
•Value-Added Sales

Description of Relationships Between Compensation Actually Paid and Certain Financial Performance Measure Results
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between certain information presented in the Pay Versus Performance table.
Compensation Actually Paid and Cumulative TSR

Compensation Actually Paid, Adjusted Incentive Comp EBIT, and Net Income

CEO Pay Ratio Disclosure

For 2024, the ratio of the annual total compensation of Mr. Vijayvargiya, our Chief Executive Officer (CEO Compensation), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries other than Mr. Vijayvargiya (Median Annual Compensation) was 69 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. In this summary, we refer to the employee who received the Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2024 (the Determination Date).

For purposes of this pay ratio disclosure, CEO Compensation was $5,858,482. CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Vijayvargiya under “2024 Summary Compensation Table” for the 2024 fiscal year.

For purposes of this pay ratio disclosure, we have used the same Median Employee that we identified in our 2022 proxy statement, because there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. The Median Annual Compensation was $85,185, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2024 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K. To identify the Median Employee, we measured the compensation as of December 31, 2022 for 3,653 employees, representing all full-time, part-time, seasonal and temporary employees of us and our consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number also does not exclude any non-U.S. employees (although such exclusion may have been permitted under applicable SEC rules). This compensation measurement was calculated by totaling, for each employee, taxable earnings for 2022. Specifically excluded from the calculation were relocation expenses and hiring bonuses. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2022. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program, including incentive compensation plans.

3.     RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (EY) as the independent registered public accounting firm for the year ending December 31, 2025 and presents this selection to the shareholders for ratification. EY will audit our consolidated financial statements for the year ending December 31, 2025 and perform other permissible, pre-approved services. Representatives of EY are expected to be present at the 2025 annual meeting. These representatives will have the opportunity to make a statement if they desire to do so and will respond to appropriate questions.
Pre-approval Policy for External Auditing Services
The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services expected to be performed by our independent registered public accounting firm, including the scope of and estimated fees for such services. Our independent registered public accounting firm, after consultation with management, will submit a budget, based on guidelines set forth in the policy, for the Audit Committee’s approval for its annual audit and associated quarterly reviews and procedures. Management, after consultation with our independent registered public accounting firm, will submit a budget, based on guidelines set forth in the policy, for the Audit Committee’s approval for audit-related, tax and other services to be provided by our independent registered public accounting firm for the upcoming fiscal year. The policy prohibits our independent registered public accounting firm from providing certain services described in the policy as prohibited services.
Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories are as follows:

	2024	2023
Audit Fees	$1,980,162	$1,890,165
Audit-Related Fees	35,000	107,500
Tax Fees	512,000	458,000
Total	$2,527,162	$2,455,665
Audit Fees
Audit fees consist of fees billed for professional services rendered for the integrated audit of our consolidated financial statements and the effectiveness of internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports, audits in connection with statutory requirements and services provided in connection with SEC filings.
Audit-related Fees
Audit-related services principally include work performed related to agreed upon procedures in 2024 and agreed upon procedures and permitted advisory services in 2023.
Tax Fees
Tax fees include corporate tax compliance, tax advice and tax planning.
The approval of Proposal 3 requires the affirmative vote of a majority of the votes cast, in person or by proxy, on such proposal at the 2025 annual meeting.

The Board of Directors of Materion Corporation unanimously recommends a vote FOR Proposal 3 to ratify Ernst & Young LLP as the independent registered public accounting firm for the year 2025.

4.     ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In this Proposal 4, pursuant to Section 14A of the Exchange Act, we are providing our shareholders the opportunity to cast an advisory (non-binding) vote on the compensation paid to the Company’s named executive officers, as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” above, pursuant to the compensation rules of the SEC. While this vote is advisory, and not binding on the Company, the Board values the opinions of our shareholders and the Compensation Committee expects to review the results of the vote and take them into consideration when making future decisions regarding executive compensation. Currently, advisory “Say-on-Pay” votes are scheduled to be held once every year, with the next "Say-on-Pay" vote to occur at our 2026 annual meeting of shareholders.
We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:
“RESOLVED, that the compensation of the named executive officers of the Company as disclosed pursuant to the compensation rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”
The approval of Proposal 4 requires the affirmative vote of a majority of the votes cast, in person or by proxy, on such proposal at the 2025 annual meeting.

The Board of Directors of Materion Corporation unanimously recommends a vote FOR Proposal 4 relating to the advisory vote to approve named executive officer compensation.

SHAREHOLDER PROPOSALS
We must receive by November 27, 2025 any proposal of a shareholder intended to be presented at the 2026 annual meeting of Materion Corporation’s shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2026 annual meeting pursuant to Rule 14a-8 under the Exchange Act. These proposals should be submitted by certified mail, return receipt requested.
Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2026 annual meeting must be received by us on or before the date determined in accordance with our code of regulations or they will be considered untimely under Rule 14a-4(c) of the Exchange Act. Under our code of regulations, proposals generally must be received by us no fewer than 60 and no more than 90 days before an annual meeting. However, if the date of a meeting is more than ten days from the anniversary of the previous year’s meeting and we do not give notice of the meeting at least 75 days in advance, proposals must be received within ten days from the date of our notice.
In addition to satisfying the requirements under our code of regulations, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to our Secretary at our principal executive offices no later than 60 calendar days prior to the anniversary date of the 2025 Annual Meeting (for the 2026 Annual Meeting, no later than March 9, 2026, given that March 8, 2026 is a Sunday). However, if the date of the 2026 Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 Annual Meeting is first made.
Our proxy related to the 2026 annual meeting of Materion Corporation’s shareholders will give discretionary authority to the proxy holders to vote with respect to all proposals submitted outside the processes of Rule 14a-8 received by us after the date determined in accordance with our code of regulations.
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on May 7, 2025

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and our 2024 Annual Report, are available free of charge at http://investor.shareholder.com/materion/annuals.cfm.
Unless we have received contrary instructions from one or more of the shareholders sharing your address, we will send only one Notice of Internet Availability to your address. You may request a separate copy of the Notice of Internet Availability be sent to your address by calling 1-866-540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Shareholders sharing an address who now receive multiple copies of the Notice of Internet Availability may request delivery of a single set by calling the above number or writing to the above address.
OTHER MATTERS
We do not know of any matters to be brought before the meeting except as indicated in the notice. However, if any other matters properly come before the meeting for action of which we did not have notice prior to March 8, 2025 or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is intended that the person authorized under solicited proxies may vote or act thereon in accordance with his or her own judgment.
By order of the Board of Directors,
MATERION CORPORATION
Gregory R. Chemnitz
Secretary

Mayfield Heights, Ohio
March 27, 2025

Appendix A

MATERION CORPORATION

2025 EQUITY AND INCENTIVE COMPENSATION PLAN

1.Purpose. The purpose of this Plan is to permit award grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

2.Definitions. As used in this Plan:

a.“2005 Director Plan” means the Materion Corporation 2005 Deferred Compensation Plan for Non-employee Directors, including as amended or amended and restated from time to time.

b.“2006 Director Plan” means the Materion Corporation 2006 Non-Employee Director Equity Plan, including as amended or amended and restated from time to time.

c.“Appreciation Right” means a right granted pursuant to Section 7 or Section 9 of this Plan.

d.“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

e.“Board” means the Board of Directors of the Company.

f.“Cash Incentive Award” means a cash award granted pursuant to Section 4 of this Plan.

g.A “Change in Control,” for purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award, will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

i.The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own (X) 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) without the approval of the Incumbent Board as defined in (ii) below or (Y) 35% or more of the Outstanding Voting Securities of the Company with the approval of the Incumbent Board; provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change in Control: (A) any acquisition directly from the Company that is approved by the Incumbent Board (as defined in subsection (ii), below), (B) any acquisition by the Company or a subsidiary of the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by any Person pursuant to a transaction described in clauses (A), (B) and (C) of subsection (iii) below, or (E) any acquisition by, or other Business Combination (as defined in (iii) below) with, a person or group of which employees of the Company or any subsidiary of the Company control a greater than 25% interest (a “MBO”) but only if the Participant who holds the award in question is one of those employees of the Company or any subsidiary of the Company that are participating in the MBO; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 30% or 35%, as the case may be, as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 30% or 35% or more, as the case may be, of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within
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the meanings of Rule 13d-3 promulgated under the Exchange Act) less than 30% of the Outstanding Company Voting Securities, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

ii.individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) (as modified by this clause (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

iii.the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction (a “Business Combination”) excluding, however, such a Business Combination pursuant to which (A) the individuals and entities who were the ultimate beneficial owners of voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company, the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly (X) 30% or more, if such Business Combination is approved by the Incumbent Board or (Y) 35% or more, if such Business Combination is not approved by the Incumbent Board, of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

iv.approval by the shareholders of the Company of a complete liquidation or dissolution of the Company except pursuant to a Business Combination described in clauses (A), (B) and (C) of subsection (iii), above.

h.“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as such law and regulations may be amended from time to time.

i.“Committee” means the Compensation and Human Capital Committee (or its successor), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 11 of this Plan.

j.“Common Shares” means the common shares, no par value, of the Company, or any security into which such common shares may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

k.“Company” means Materion Corporation, an Ohio corporation, and its successors.

l.“Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 10 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 10 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
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m.“Deferred Stock Units” means certain Restricted Stock Units or other awards contemplated by Section 9 of this Plan, as described therein.

n.“Director” means a member of the Board.

o.“Director Compensation” means, unless otherwise provided by the Board or the Committee, a Director’s annual retainer fee, any Director fees that may be payable for attendance at meetings of the Board and/or committees of the Board, and any other compensation paid to the Directors for services as a Director.

p.“Effective Date” means the date this Plan is approved by the shareholders of the Company.

q.“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

r.“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

s.“Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

t.“Management Objectives” means the performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. The Management Objectives applicable to an award under this Plan (if any) shall be determined by the Committee (or an applicable delegate). If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

u.“Market Value per Share” means, as of any particular date, the closing price for the Common Shares as reported for that date on the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the applicable Evidence of Award, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

v.“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

w.“Option Price” means the purchase price payable upon the exercise of an Option Right.

x.“Option Right” means the right to purchase Common Shares upon exercise of an award granted pursuant to Section 7 or Section 9 of this Plan.
y.“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (ii) a person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (iii) a non-employee Director.
z.“Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 4 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.
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aa.“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 4 of this Plan.
ab.“Performance Unit” means a bookkeeping entry awarded pursuant to Section 4 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.
ac.“Plan” means this Materion Corporation 2025 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.
ad.“Predecessor Plan” means the Materion Corporation 2006 Stock Incentive Plan and 2006 Director Plan, including in each case as amended or amended and restated from time to time.
ae.“Restricted Stock” means Common Shares granted or sold pursuant to Section 5 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.
af.“Restricted Stock Units” means an award pursuant to Section 8 or Section 9 of this Plan of the right to receive Common Shares, cash or any combination thereof at the end of a specified Restriction Period.
ag.“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 8 or Section 9 of this Plan.
ah.“Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided with respect to the Appreciation Right.
ai.“Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership or control interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.
aj.“Unforeseeable Emergency” means an event that results in a severe financial hardship to a Participant resulting from (i) an illness or accident of the Participant or his or her spouse, dependent (as defined in Section 152(a) of the Code), or beneficiary, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary circumstances arising as a result of events beyond the control of the Participant.
ak.“Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

3.Shares Available Under this Plan.

a.Maximum Shares Available Under This Plan.

i.Subject to adjustment as provided in Section 12 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Stock, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards to non-employee Directors contemplated by Section 9 of this Plan, (F) awards contemplated by Section 10 of this Plan, or (G) dividend equivalents, will not exceed in the aggregate 965,000 Common Shares (consisting of (x) 561,527 Common Shares remaining available as of December 31, 2024 for new awards under the Materion Corporation 2006 Stock Incentive Plan, plus (y) 28,854 Common Shares remaining available as of December 31, 2024 for new awards under the 2006 Director Plan, plus (z) 374,619 new Common Shares to be approved by the Company’s shareholders in 2025), minus one Common Share for every one Common Share that was subject to an award granted after December 31, 2024 (but prior to the Effective Date) under the Predecessor Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. On and after the Effective Date, no awards may be granted under the Predecessor Plan.
ii.Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share subject to an award granted under this Plan. Any Common Shares that so become available under Section 3(a)(i) pursuant to the share counting rules set forth in Section 3(b) shall be added back (or newly
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added, as the case may be) to the aggregate Plan limit with respect to the same number of shares as were originally deducted from the applicable aggregate plan limit.

b.Share Counting Rules.

i.Except as provided in Section 22 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement or unearned amount, again be available under Section 3(a)(i) above.

ii.If, after December 31, 2024, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement or unearned amount, be available for awards under this Plan.

iii.Notwithstanding anything to the contrary contained in this Plan: (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right (or an option right granted under the Predecessor Plan) will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to an Option Right or Appreciation Right (or an option right or appreciation right granted under the Predecessor Plan) will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; (C) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to any award granted under this Plan other than an Option Right or Appreciation Right (or, after December 31, 2024, any award granted under the Predecessor Plan other than an option right or appreciation right) will be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan, but only for a period not to exceed 10 years from the Effective Date; (D) Common Shares subject to a stock-settled Appreciation Right (or appreciation right granted under the Predecessor Plan) that are not actually issued in connection with the settlement of such Appreciation Right (or appreciation right granted under the Predecessor Plan) on the exercise thereof will not be added back to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan; and (E) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights (or option rights granted under the Predecessor Plan) will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan.

iv.If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate limit under Section 3(a)(i) of this Plan.

c.Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 12 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 965,000 Common Shares.

d.Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured as of the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $850,000.

4.Performance Shares, Performance Units and Cash Incentive Awards. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
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a.Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

b.The Performance Period with respect to each grant of Performance Shares or Performance Units or Cash Incentive Award will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including, without limitation, in connection with or following a Participant’s retirement, death, disability, or termination of employment or service or in the event of a Change in Control.

c.Each grant of Performance Shares, Performance Units or a Cash Incentive Award will specify Management Objectives regarding the earning of the award.

d.Each grant will specify the time and manner of payment of Performance Shares, Performance Units, or a Cash Incentive Award that have been earned.

e.The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

f.Each grant of Performance Shares, Performance Units or a Cash Incentive Award will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5.Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

a.Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject in particular to Section 5(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.
b.Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.
c.Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant and/or until achievement of Management Objectives referred to in Section 5(e) of this Plan.
d.Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).
e.Any grant of Restricted Stock may specify Management Objectives regarding the vesting of such Restricted Stock.
f.Restricted Stock may provide for continued vesting or the earlier vesting of such Restricted Stock, including, without limitation, in connection with or following a Participant’s retirement, death, disability, or termination of employment or service or in the event of a Change in Control.
g.Any such grant or sale of Restricted Stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional shares of Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.
h.Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all
6

certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares, or (ii) all shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

6.Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

a.Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

b.Each grant will specify an Option Price per Common Share, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

c.Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

d.To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.

e.Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including, without limitation, in connection with or following a Participant’s retirement, death, disability, or termination of employment or service or in the event of a Change in Control.

f.Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

g.Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

h.No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

i.Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

j.Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

7.Appreciation Rights.
a.The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee,
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which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

b.Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

i.Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, in Common Shares or any combination thereof.

ii.Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including, without limitation, in connection with or following a Participant’s retirement, death, disability, or termination of employment or service or in the event of a Change in Control.

iii.Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

iv.Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

v.Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

vi.No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

c.Also, regarding Appreciation Rights:

i.Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

ii.The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.
8.Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions
:
a.Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.

b.Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

c.Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including, without limitation, in connection with or following a Participant’s retirement, death, disability, or termination of employment or service or in the event of a Change in Control.

d.During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional Common Shares; provided, however,
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that dividend equivalents or other distributions on Common Shares underlying Restricted Stock Units will be deferred until, and paid contingent upon, the vesting of such Restricted Stock Units.
e.Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

f.Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9.Awards to Non-Employee Directors.
a.General. The Committee may, from time to time and upon such terms and conditions as it may determine, consistent with the other terms of this Plan, authorize the granting to non-employee Directors of Option Rights, Appreciation Rights or other awards contemplated by Section 10 of this Plan and may also authorize the grant or sale of Common Shares, Restricted Stock or Restricted Stock Units to non-employee Directors. Each grant of an award to a non-employee Director will be upon such terms and conditions as approved by the Committee, will be evidenced by an Evidence of Award in such form as will be approved by the Committee, and may provide for continued vesting or the earlier vesting of such award upon certain events, including, without limitation, in connection with or following a non-employee Director’s retirement, death, disability, or termination of employment or service or in the event of a Change in Control. Each grant will specify in the case of an Option Right, an Option Price per share, and in the case of an Appreciation Right, a Base Price per share, which (except with respect to awards under Section 22 of this Plan) will not be less than the Market Value per Share on the Date of Grant. Each Option Right and Appreciation Right granted under this Plan to a non-employee Director will expire not more than 10 years from the Date of Grant and will be subject to earlier termination as hereinafter provided. If a non-employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board or Committee, all or any portion of their Director compensation in Common Shares, Restricted Stock, Deferred Stock Units, Restricted Stock Units, or other awards under this Plan in lieu of cash or other awards, as applicable.
b.Annual Election for Deferred Stock Units. Each non-employee Director may make an annual election to have Restricted Stock Units or other applicable stock or other awards under this Plan paid in the form of Deferred Stock Units, which Deferred Stock Units will be credited to a book-keeping account (which may be further divided into subaccounts) in the name of such Participant in accordance with this Plan.
c.Further Elections for Deferred Stock Units.
i.Any non-employee Director may elect to have all or any portion of the cash portion of his or her Director Compensation paid in Common Shares and may further make an annual election to have all or any portion of any Director Compensation that the non-employee Director has elected to receive in Common Shares and any other awards granted as Director Compensation paid in the form of Deferred Stock Units, which will be credited for the non-employee Director’s account. For the portion of a non-employee Director’s cash portion of Director Compensation that he or she elects to receive in Common Shares, the number of Common Shares to be issued will equal the cash amount that would have been paid divided by the Market Value per Share of a Common Share on the first business day immediately preceding the date on which such cash amount would have been paid. Awards that are deferred pursuant to this Section 9(c)(i) will be credited to the Deferred Stock Units account on a one-for-one basis.
ii.An election pursuant to Section 9(b) and/or Section 9(c)(i) must be made in writing and delivered to the Company prior to the first day of the calendar year for which such Director Compensation would be earned. Notwithstanding the preceding sentence, to the extent permitted under Section 409A of the Code, to elect to defer Director Compensation earned during the first calendar year in which a new Director becomes eligible to participate in this Plan, the new Director must make an election pursuant to Section 9(b) and/or Section 9(c)(i) within 30 days after becoming eligible to participate in this Plan and such election shall be effective only with regard to Director Compensation earned subsequent to the filing of the election. All elections to defer Director Compensation under the 2006 Director Plan
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that were made in 2024 prior to the start of the 2025 calendar year shall be treated as elections to defer Director Compensation under this Plan for the 2025 calendar year.
iii.If a non-employee Director so files an election form, but does not do so by the specified date, he or she will receive any Director Compensation for the year that is payable in Common Shares on a current basis and will be deemed to have elected to receive the remainder of the Director Compensation in cash.
d.Deferral.
i.If a non-employee Director so elects to receive Deferred Stock Units, there will be credited to the non-employee Director’s account as of the day such Director Compensation would have been paid the number of Deferred Stock Units which is equal to the number of Common Shares that would otherwise have been delivered to the Participant pursuant to Section 9(a) and/or Section 9(c)(i) on such date. The Deferred Stock Units credited to the non-employee Director’s account (plus any additional units/shares credited pursuant to Section 9(d)(iii) below) will represent the number of Common Shares that the Company will issue to the non-employee Director at the end of the deferral period. Unless otherwise provided herein or pursuant to the terms of any award hereunder, all Deferred Stock Units awarded under this Plan will vest 100% upon the award of such Deferred Stock Units. Notwithstanding the foregoing, in no event shall any amount be transferred to a trust maintained in connection with this Plan if, pursuant to Section 409A(b)(3)(A) of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services.
ii.The Deferred Stock Units will be subject to a deferral period beginning on the date of crediting to the non-employee Director’s account and ending upon the earlier of (A) the date of the non-employee Director’s Termination of Service as a Director or (B) a date specified by the Participant. The period of deferral will be for a minimum period of one year, except in the case where the Participant elects a deferral period determined by reference to his or her Termination of Service as a Director. The non-employee Director may elect payment in a lump sum or payment in equal installments over five or 10 years. Elections with respect to the time and method (i.e., lump sum or installments) of payment must be made at the same time as the non-employee Director’s election to defer as described in Section 9(c)(ii). If the non-employee Director does not specify a time for payment, the non-employee Director will receive payment upon Termination of Service as a Director, and if no method of payment is specified by the non-employee Director, he or she will receive payment in a lump sum. A non-employee Director may change the time and method of payment he or she previously elected (or was deemed to elect) if all of the following requirements are met: (x) such subsequent payment election may not take effect until at least 12 months after the date on which the subsequent payment election is made; (y) in the case of a subsequent payment election related to a payment not being made as a result of death or an Unforeseeable Emergency, the payment date shall in all cases be deferred for a period of not less than five years from the date such payment would otherwise have been made (or in the case of installment payments, which are treated as a single payment for purposes of this Section 9(d)(ii), five years from the date the first installment payment was scheduled to be paid); and (z) any subsequent payment election related to a distribution that is to be made at a specified time or pursuant to a fixed schedule must be made not less than 12 months prior to the date the payment was scheduled to be made under the original payment election (or, in the case of installment payments, which are treated as a single payment for purposes of this Section 9(d)(ii), 12 months prior to the date the first installment payment was scheduled to be paid). During the deferral period, the non-employee Director will have no right to transfer any rights under his or her Deferred Stock Units and will have no other rights of ownership therein.
iii.Each non-employee Director will be credited with dividend equivalents in an amount equal to the amount of any cash dividends declared and paid by the Company on the Common Shares underlying the Deferred Stock Units in the non-employee Director’s account during the deferral period. Such dividend equivalents, which shall likewise be credited with dividend equivalents, shall be deferred until the end of the deferral period for the Deferred Stock Units with respect to which the dividend equivalents were credited and shall be paid out in Common Shares.
iv.Notwithstanding the foregoing provisions, (A) if, upon the applicable distribution date the total value of the account balance(s) held by a non-employee Director under this Plan, the 2006 Director Plan, the 2005 Director Plan, and any other agreements, methods, programs, plans or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single non-qualified deferred compensation plan with the account balances under this Plan, the 2006 Director Plan, and the 2005 Director Plan under
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Treasury Reg. Section 1.409A-l(c)(2) (the “Aggregate Account Balance”) does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, the amount of the non-employee Director’s Aggregate Account Balance will be immediately paid to the non-employee Director in a lump-sum payment of cash or Common Shares, as applicable, (B) if a Change in Control of the Company occurs, the amount of each non-employee Director’s account will immediately be paid to the non-employee Director in a lump-sum payment, and (C) in the event of an Unforeseeable Emergency, accelerated payment shall be made to the non-employee Director of all or a part of the non-employee Director’s account, but only up to the amount necessary to satisfy such Unforeseeable Emergency (plus amounts necessary to pay taxes reasonably anticipated as a result of the distributions), after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the non-employee Director’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
v.To the extent a non-Employee Director is entitled to a lump sum payment following a Change in Control under Section 9(d)(iv) above and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Reg. Section 1.409A-3(i)(5), or any successor provision, then notwithstanding Section 9(d)(iv), payment will be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the non-employee Director (A) on the date (or dates) the non-employee Director would otherwise be entitled to a payment (or payments) in accordance with the provisions of this Plan and (B) pursuant to the method of payment (i.e., lump sum or installments) that the non-employee Director previously elected (or was deemed to elect) in accordance with the provisions of this Plan.
vi.Notwithstanding the foregoing provisions of this Section 9(d), if a non-employee Director is a “specified employee” with respect to the Company (or a controlled group member of the Company), as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, at the time of his or her Termination of Service, then payment of Deferred Stock Units on account of Termination of Service shall be made (or commence to be made) on the first business day of the seventh month following such Termination of Service (or, if earlier, the date of death).
vii.For purposes of this Section 9, “Termination of Service” means a termination of service with the Company that constitutes a separation from service within the meaning of Treasury Reg. Section 1.409A-l(h), or any successor provision.

10.Other Awards.

a.Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, Common Shares, other awards, notes or other property, as the Committee determines.

b.Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10.

c.The Committee may authorize the grant of Common Shares as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

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d.The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 10 on a deferred and contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying awards granted under this Section 10 will be deferred until, and paid contingent upon, the earning and vesting of such awards.

e.Each grant of an award under this Section 10 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.

f.Awards under this Section 10 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including, without limitation, in connection with or following a Participant’s retirement, death, disability, or termination of employment or service or in the event of a Change in Control.

11.Administration of this Plan.

a.This Plan will be administered by the Committee; provided, however, that, notwithstanding anything in this Plan to the contrary, the Board, may grant awards under this Plan to non-employee Directors and administer this Plan with respect to such awards, plus otherwise administer this Plan, including with respect to any responsibilities and duties held by the Committee hereunder. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

b.The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

c.To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. To the extent permitted by law, and in compliance with any applicable legal requirements, the Committee may, by resolution, authorize one or more officers of the Company to authorize the granting or sale of awards under this Plan on the same basis as the Committee; provided, however, that (i) the Committee will not delegate such authority to any such officer for awards granted to such officer or any employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined in accordance with Section 16 of the Exchange Act; and (ii) the officer will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

12.Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of Common Shares covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing.
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Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of Common Shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

13.Clawback; Detrimental Activity and Recapture Provisions
.
a.Awards granted under this Plan are subject to the terms and conditions of the Company’s clawback provisions, policy or policies (if any) as may be in effect from time to time, including, without limitation, specifically to implement Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares at any point may be traded) (the “Compensation Recovery Policy”), and applicable sections of any Evidence of Award to which this Plan is applicable or any related documents shall be interpreted consistently with (or deemed superseded by and/or subject to, as applicable) the terms and conditions of the Compensation Recovery Policy. Further, by accepting any award under this Plan, each Participant agrees (or has agreed) to fully cooperate with and assist the Company in connection with any of such Participant’s obligations to the Company pursuant to the Compensation Recovery Policy, and agrees (or has agreed) that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from such Participant of any such amounts, including from such Participants’ accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

b.Otherwise, any Evidence of Award (or any part thereof) may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain or earnings related to an award (or other provisions intended to have similar effects), including upon such terms and conditions as may be determined by the Board or the Committee in accordance with the Compensation Recovery Policy or any applicable laws, rules, regulations or requirements that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, rules, regulations or requirements in effect from time to time (including as may operate to create additional rights for the Company with respect to such awards and the recovery of amounts or benefits relating thereto).

14.Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

15.Transferability.
a.Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Stock,
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Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, Deferred Stock Unit, award contemplated by Section 10 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.
b.The Committee may specify on the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 5 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

16.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax and other laws, the Committee may require the Participant to satisfy the obligation, in whole or in part, by having withheld, from the Common Shares delivered or required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences, and (b) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes required to be withheld under applicable income, employment, tax or other laws in connection with any payment made or benefit realized by a Participant under this Plan, and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes.

17.Compliance with Section 409A of the Code.
a.To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.
b.Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.
c.If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes
14

deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.
d.Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.
e.Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18.Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, provided that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plan, as applicable (except for purposes of providing for Common Shares under such awards to be added to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan pursuant to the share counting rules of this Plan).

19.Amendments.
a.The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 12 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.
b.Except in connection with a corporate transaction or event described in Section 12 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without shareholder approval. This Section 19(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 12 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 19(b) may not be amended without approval by the Company’s shareholders.
c.If permitted by Section 409A of the Code, but subject to Section 19(d) of this Plan, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances, or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any
15

Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or holds Common Shares subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares, Performance Units or Cash Incentive Awards will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.
d.Subject to Section 19(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 12 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.
20.Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

21.Miscellaneous Provisions.
a.The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

b.This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

c.Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

d.No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

e.Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

f.No Participant will have any rights as a shareholder with respect to any Common Shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Shares upon the stock records of the Company.

g.The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

h.Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

i.If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws
16

or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

22.Stock-based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

a.Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

b.In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Section 22(a) or Section 22(b) of this Plan will not reduce the Common Shares available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Shares subject to an award that is granted by, or becomes an obligation of, the Company under Section 22(a) or Section 22(b) of this Plan will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

17

Appendix B
Materion Corporation
Reconciliation of Non-GAAP Financial Measures - Profitability
(Unaudited)

(millions)
	2024	2023
Net Sales - GAAP	$1,684.7	$1,665.2
Less: pass-through metal costs	587.1	538.1
Value-added sales	$1,097.6	$1,127.1

Net income	$5.9	$95.7
Income tax expense	9.0	12.2
Interest expense - net	34.8	31.3
Depreciation, depletion and amortization	68.6	61.6
Consolidated EBITDA	$118.3	$200.8
Consolidated EBIT	$49.7	$139.2

External Reporting Special Items
Restructuring and cost reduction	11.4	11.1
Electronic Materials inventory adjustment	2.8	—
Business transformation costs	1.3	—
Precision Optics impairments	73.2	—
Pension settlement	—	0.2
Merger, acquisition and divestiture related costs	8.1	—
Additional start-up resources and scrap	6.1	5.6
Adjusted EBITDA	$221.2	$217.7
Adjusted EBIT	$152.6	$156.1

Special Items excluded from Incentive Compensation Adjusted EBIT
Restructuring and cost reduction	11.4	11.1
Electronic Materials inventory adjustment	2.8	—
Business transformation costs	1.3	—
Pension settlement	—	0.2
Additional start-up resources and scrap	6.1	5.6
Incentive Compensation Adjusted EBIT	$131.0	$139.2

GAAP Net income	$5.9	$95.7
External Reporting Special Items	102.9	16.9
Tax impact of special Items and Tax Special Items	(6.6)	(4.4)
Adjusted Net Income	$102.2	$108.2
External Reporting Acquisition Amortization - net of tax	9.6	9.8
Adjusted Net Income excluding Acquisition Amortization	$111.8	$118.0

Shares Outstanding - Diluted	20,928	20,911
GAAP EPS - Diluted	$0.28	$4.58
Adjusted EPS - Diluted	$4.88	$5.17
Adjusted EPS excluding Acquisition Amortization - Diluted	$5.34	$5.64
The cost of gold, silver, platinum, palladium, copper, ruthenium, iridium, rhodium, rhenium, and osmium is passed through to customers and, therefore, the trends and comparisons of net sales are affected by
1

movements in the market price of these metals. Internally, management also reviews net sales on a value-added basis. Value-added sales is a non-GAAP (generally accepted accounting principles) financial measure that deducts the value of the pass-through metals sold from net sales. Value-added sales allows management to assess the impact of differences in net sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs, and these costs are not deducted from net sales to calculate value-added sales.
The Company’s pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company’s results from operations. Value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company’s intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.
In addition to presenting financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), this proxy statement contains financial measures, including operating profit, earnings before interest and taxes, net income, and earnings per share, on a non-GAAP basis. As detailed in the above reconciliation, we have adjusted the results for certain special items such as restructuring and cost reductions (which includes costs associated with temporarily idled facilities as a result of decreased demand), additional start up resources and scrap, merger and acquisition costs, and certain discrete income tax items from the applicable GAAP financial measure. Internally, management reviews the results of operations without the impact of these costs in order to assess the profitability from ongoing activities. We are providing this information because we believe it will assist investors in analyzing our financial results and, when viewed in conjunction with the GAAP results, provide a more comprehensive understanding of the factors and trends affecting our operations.

2

MATERION

ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, MAY 7, 2025

8:00 a.m. (EDT)

Atlanta Airport Marriott Gateway

2020 Convention Center Concourse

Atlanta, Georgia 30337

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

MATERION CORPORATION
6070 Parkland Blvd
Mayfield Heights, OH 44124

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 7, 2025.

The shares of stock you hold in an account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" all the nominees in Proposal 1, and "FOR" Proposals 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Jugal K. Vijayvargiya and Gregory R. Chemnitz, and each of them with full power of substitution, to vote Materion shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

0000667413_2 R1.0.0.2

Continued and to be signed on reverse side

MATERION

MATERION CORPORATION
6070 PARKLAND BLVD.
MAYFIELD HEIGHTS, OH 44124

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 6, 2025 for shares held directly and by 11:59 p.m. Eastern Time on May 4, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 6, 2025 for shares held directly and by 11:59 p.m. Eastern Time on May 4, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Vinod M. Khilnani
02) Emily M. Liggett
03) Robert J. Phillippy
04) Patrick Prevost
05) N. Mohan Reddy
06) Craig S. Shular
07) Darlene J. S. Solomon
08) Robert B. Toth
09) Jugal K. Vijayvargiya

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000667413_1 R1.0.0.2